   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 25, 1996
                                                    REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                         COMPRESSION LABS, INCORPORATED
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                  DELAWARE                                      94-2390960
(STATE OR OTHER JURISDICTION OF INCORPORATION
              OR ORGANIZATION)                    (I.R.S. EMPLOYER IDENTIFICATION NUMBER)

                            350 EAST PLUMERIA DRIVE
                               SAN JOSE, CA 95134
                                 (408) 435-3000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                  MICHAEL E. SEIFERT, VICE PRESIDENT, FINANCE
                         COMPRESSION LABS, INCORPORATED
                            350 EAST PLUMERIA DRIVE
                               SAN JOSE, CA 95134
                                 (408) 435-3000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                            ------------------------

                                   COPIES TO:
                             CRAIG E. DAUCHY, ESQ.
                               COOLEY GODWARD LLP
                             FIVE PALO ALTO SQUARE
                              3000 EL CAMINO REAL
                          PALO ALTO, CALIFORNIA 94306
                                 (415) 843-5000
                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     From time to time after this Registration Statement becomes effective.
                            ------------------------

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      TITLE OF EACH CLASS OF                      PROPOSED MAXIMUM PROPOSED MAXIMUM    AMOUNT OF
         SECURITIES TO BE           AMOUNT TO BE      OFFERING       AGGREGATE      REGISTRATION
            REGISTERED               REGISTERED   PRICE PER SHARE  OFFERING PRICE       FEE
--------------------------------------------------------------------------------------------------
Common Stock......................    2,799,242       $4.3125      $12,071,731(1)      $3,658

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee and based upon the average of the high and low sale price of Common Stock of the Registrant on the Nasdaq National Market on November 22, 1996.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                         COMPRESSION LABS, INCORPORATED
                            ------------------------

                             CROSS REFERENCE SHEET

                   ITEM NUMBER AND HEADING
             IN FORM S-1 REGISTRATION STATEMENT                    CAPTION IN PROSPECTUS
-------------------------------------------------------------  ------------------------------
 1. Forepart of the Registration Statement and Outside Front
    Cover Page of Prospectus.................................  Outside Front Cover Page
 2. Inside Front and Outside Back Cover Pages of
    Prospectus...............................................  Inside Front and Outside Back
                                                               Cover Pages
 3. Summary Information, Risk Factors and Ratio of Earnings
    to Fixed Charges.........................................  Prospectus Summary; Risk
                                                               Factors
 4. Use of Proceeds..........................................  Use of Proceeds
 5. Determination of Offering Price..........................  Inapplicable
 6. Dilution.................................................  Inapplicable
 7. Selling Securityholders..................................  Principal and Selling
                                                               Securityholders
 8. Plan of Distribution.....................................  Outside Front and Inside Front
                                                               Cover Pages
 9. Description of Securities to be Registered...............  Description of Capital Stock
10. Interests of Named Experts and Counsel...................  Legal Matters and Experts
11. Information with Respect to the Registrant...............  Outside Front and Inside Front
                                                               Cover Pages; Prospectus
                                                               Summary; Risk Factors;
                                                               Dividend Policy; Selected
                                                               Financial Data; Management's
                                                               Discussion and Analysis of
                                                               Financial Condition and
                                                               Results of Operations;
                                                               Business; Management;
                                                               Principal and Selling
                                                               Securityholders; Description
                                                               of Capital Stock; Financial
                                                               Statements; Inside Back Cover
                                                               Page
12. Disclosure of Position on Indemnification for Securities
    Act Liabilities..........................................  Inapplicable

PROSPECTUS

                                2,799,242 SHARES

                         COMPRESSION LABS, INCORPORATED
                            ------------------------

                                  COMMON STOCK
                            ------------------------

     This Prospectus relates to a total of 2,799,242 shares of Common Stock (the "Shares"), with a par value of $0.001 per share (the "Common Stock") of Compression Labs, Incorporated (the "Company" or "CLI") which are being offered and sold by Infinity Investments Limited ("Infinity"), Seacrest Capital Limited ("Seacrest"), Brown Simpson LLC and Alpine Capital Partners, Inc. (collectively, the "Selling Securityholders"). Of such Shares (i) 2,424,242 shares are issuable upon the exercise of 350,000 shares of Series C Convertible Preferred Stock ("Series C Stock") which were sold by the Company to Infinity and Seacrest in a private financing pursuant to a Convertible Preferred Stock Purchase Agreement dated as of October 24, 1996 (the "Financing") and (ii) 375,000 shares are issuable pursuant to the exercise of warrants held by Selling Securityholders which were issued in connection with the Financing (the "Warrants"). The Warrants have an exercise price of $5.70 per share.

     The Common Stock is listed on the Nasdaq National Market under the symbol "CLIX." On November 22, 1996, the last reported sale price of the Common Stock on the Nasdaq National Market was $4.25 per share.

     The Shares may be offered by the Selling Securityholders from time to time in transactions on the Nasdaq National Market, in privately negotiated transactions or a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Securityholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal or both (which compensation to a particular broker-dealer might be in excess of customary commissions). See "Principal and Selling Securityholders" and "Plan of Distribution."

     The Company received all of the proceeds from the sale of the Series C Stock issued by the Company in the Financing and will receive any proceeds from the exercise of the Warrants if and when exercised by the Selling Securityholders but will not receive any of the proceeds from the sale of the Shares by the Selling Securityholders hereof. See "Plan of Distribution."
                            ------------------------

            THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
                         SEE "RISK FACTORS" ON PAGE 5.
                            ------------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY
        STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
          ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
            CONTRARY IS A CRIMINAL OFFENSE.
December   , 1996

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information, including "Risk Factors" and the Consolidated Financial Statements and Notes thereto, appearing elsewhere in this Prospectus. The discussion in this Prospectus contains forward-looking statements that involve risk and uncertainties. The Company's actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" as well as those discussed elsewhere in this Prospectus.

                                  THE COMPANY

     Compression Labs, Incorporated (the Company or CLI) is a leader in the development, manufacture and marketing of visual communication systems based on Compressed Digital Video (CDV) technology. The Company's systems use proprietary and industry standard algorithms to compress the amount of data required to transmit digital video and audio signals, thereby significantly reducing the cost of transmitting these signals over terrestrial, microwave, cable or satellite networks. The Company's strategy is to use its expertise in CDV technology to enhance its position in videoconferencing and to monitor new markets such as the desktop and personal video markets.

     CLI's group and desktop videoconferencing systems permit users at different locations to conduct full-color motion videoconferences ranging from two-way informal meetings between individuals to formal meetings between large groups at multiple locations. The Company's present families of videoconferencing systems include Rembrandt II/VP and Radiance videoconferencing systems, the eclipse family of mid-range videoconferencing systems, and the CLI Desktop Video family. Videoconferencing systems operate worldwide over a broad range of transmission speeds from 56 kilobits per second (kbps) to 2.048 megabits per second (mbps) for the Rembrandt and Radiance Systems, 768 kbps for the eclipse, and 384 kbps for the desktop. All of CLI's current videoconferencing systems are compliant with the International Telecommunication Union-Telecommunication (ITU-T) H.320 videoconferencing standard, and most also provide customer-selectable proprietary algorithms. The videoconferencing market has grown as a result of improvements in the price/performance of videoconferencing systems, decreases in transmission costs and increased availability of switched digital transmission services. However, there can be no assurance that this market growth will continue in the future.

     The Company has been a leader in video compression technology and believes that its large worldwide installed base of videoconferencing systems affords the Company significant competitive advantages. The Company's strategy is to strengthen its position as a leading supplier of a full range of high-performance quality group and desktop videoconferencing systems. CLI's development efforts are primarily directed at achieving greater levels of compression, improving picture quality and system functionality, continuing to reduce system costs, and supporting and improving industry standards. The Company's continued success in its chosen markets is dependent in part on the results of its ongoing technology and product development efforts.

     The Company's executive offices are located at 350 East Plumeria Drive, San Jose, California 95134, and its telephone number at that location is (408) 435-3000.

                                  RISK FACTORS

     In addition to the other information contained in this Prospectus, the discussion of risk factors on pages 5 to 9 of this Prospectus should be considered carefully in evaluating an investment in the Common Stock. The risks of investment in the Common Stock include the following factors:

     - The Company has a history of losses and there can be no assurance that it will achieve profitability.

     - The Company has limited working capital and there can be no assurance that it will raise enough working capital to fund operations.

     - The videoconferencing market is rapidly changing. The Company is developing a next generation product, but there can be no assurance that such efforts will be successful.

     - The Company is dependent on certain suppliers who have put the Company on a cash basis or terminated their relationship with the Company because of the Company's shortages in available cash.

     - The Company is dependent on its key technical and managerial personnel and has had substantial layoffs and high turnover among its executive officers.

     - The videoconferencing market is becoming intensely competitive and there can be no assurance that the Company will be able to compete with competitors, many of whom have significantly greater resources than the Company.

     For a full discussion of these risk factors and other risk factors relating to an investment in the Common Stock offered hereby, carefully read the "Risk Factors" beginning on page 5 of this Prospectus.

     CLI, the CLI logo, Cameo Personal Video, and Rembrandt are registered trademarks of the Company. CDV, CLI Compressed Digital Video, the eclipse logo and Radiance are trademarks of the Company. This Prospectus also includes trademarks of other companies.

                                  THE OFFERING

Common Stock offered by the
  Selling
  Securityholders..........   2,799,242 shares

Common Stock to be
outstanding after the
  offering.................  18,663,295 shares(1)

Use of Proceeds............  The Company will not receive any of the proceeds from the sale of the Shares. The Company has received $7,000,000 from the sale of the Series C Stock and will receive up to $2,137,500 when and if the Warrants are exercised. The Company will use such proceeds for working capital.

Nasdaq National Market
  symbol...................  CLIX

                             SUMMARY FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                 NINE MONTHS
                                                                                                    ENDED
                                                      YEAR ENDED DECEMBER 31,                   SEPTEMBER 30,
                                        ---------------------------------------------------   -----------------
                                          1991      1992       1993       1994       1995      1995      1996
                                        --------   -------   --------   --------   --------   -------   -------
STATEMENTS OF OPERATIONS DATA:
  Revenue.............................  $ 61,331   $95,031   $ 95,095   $114,958   $112,979   $86,224   $65,612
                                         -------   -------   --------   --------   --------   -------   --------
  Gross margin........................    22,352    27,278     28,128     44,054     33,620    34,237    29,380
  Special Charges.....................    17,317        --         --         --         --        --        --
  Net loss from continuing
    operations........................   (17,895)   (3,418)   (12,184)    (4,878)   (21,040)   (3,555)   (7,540)
  Net income (loss)...................   (15,102)   (3,283)    (3,483)       107    (57,582)   (2,181)   (7,540)
  Net Income (loss) per share:
  Net loss from continuing
    operations........................     (1.84)    (0.30)     (1.04)     (0.32)     (1.37)    (0.23)    (0.48)
    Net income (loss).................     (1.55)    (0.29)     (0.30)      0.01      (3.76)    (0.14)    (0.48)
  Weighted average common shares and
    common share equivalents
    outstanding.......................     9,728    11,283     11,666     15,160     15,304    15,191    15,616

                                                                 DECEMBER 31,
                                              --------------------------------------------------   SEPTEMBER 30,
                                               1991      1992       1993       1994       1995         1996
                                              -------   -------   --------   --------   --------   -------------
BALANCE SHEET DATA:
  Working capital...........................  $42,675   $31,902   $ 52,017   $ 53,820   $ 15,259     $  14,214
  Total assets..............................   82,535    94,736    124,922    131,651    104,753        65,726
  Short-term debt including current portion
    of capital lease obligation.............       50     9,960      9,280     10,553     13,958            --
  Long-term debt including capital lease
    obligations.............................        2        --      1,016        494        985            --
  Redeemable convertible preferred stock....       --        --     13,758         --         --            --
  Stockholders' equity(2)...................   57,904    56,877     67,579     86,962     35,674        29,225

---------------

(1) Based on shares outstanding as of November 1, 1996. Excludes 4,131,240 shares of Common Stock issuable upon exercise of outstanding stock options as of November 1, 1996 at a weighted average exercise price of approximately $7.98 per share, 751,004 shares of Common Stock issuable upon exercise of warrants outstanding at November 1, 1996 at a weighted average exercise price of approximately $8.35 per share. Includes 2,424,242 shares of Common Stock issuable upon the conversion of the Series C Stock and 375,000 shares of Common Stock issuable upon the exercise of the Warrants at an exercise price of $5.70 per share.

(2) See Note 13 of Notes to Consolidated Financial Statements discussing subsequent events involving litigation matters.

                                  RISK FACTORS

     An investment in the Company involves a high degree of risk. The following risk factors should be considered carefully before purchasing the Common Stock offered hereby. The discussion in these Risk Factors contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those discussed herein.

NET LOSS

     The Company has experienced operating losses from continuing operations in ten of the last eleven fiscal quarters and in each of the last five full fiscal years beginning with 1991. The Company sustained a net loss of $57.6 million and $3.5 million in 1995 and 1993, respectively. In 1994 the Company had net income of $0.1 million. For the nine months ended September 30, 1996 and 1995, the Company sustained a net loss of $7.5 million and $2.2 million, respectively. Based on the operating results for the nine months ended September 30, 1996, it is likely the Company will also experience a substantial operating loss in the fiscal year ending December 31, 1996. There also can be no assurance that the Company will be able to achieve a profit in 1997 or in subsequent quarters and years, or at all. In the future, the Company's ability to achieve and sustain profitable operations will depend upon a number of factors, including the Company's ability to control costs; the Company's ability to generate sufficient cash from operations or obtain additional funds to fund its operating expenses; the Company's ability to develop innovative and cost-competitive new products and to bring those products to market in a timely manner; competitive factors such as new product introductions, product enhancements and aggressive marketing and pricing practices; general economic conditions; and other factors. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

NEGATIVE CASH FLOW/LIMITED WORKING CAPITAL

     The Company's history of operating losses and product development activity has required significant cash funding. As of September 30, 1996, the Company had working capital of $14.2 million. The Company anticipates that existing cash and lines of credit, together with other sources of liquidity such as private or public offerings, sale and leaseback arrangements, equipment lease lines and bank credit lines, will be sufficient to meet cash requirements through the third quarter of 1997. The Company will need to significantly reduce operating expenses and/or significantly increase revenue in order to finance its working capital needs with cash generated by operations, and there can be no assurance that it will be able to do so.

     The Company expects that it will require significant additional financing to support its future operations. There can be no assurance that any such additional financing will be available to the Company on a timely basis or, if available, will be on acceptable terms. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     In October 1996, the Company obtained $7.0 million through a private sale of Series C Stock to the Selling Securityholders. Under the purchase agreement with the Selling Securityholders, the Company may issue to the Selling Securityholders up to an additional $13.0 million worth of preferred stock of the Company in two separate installments by the fourth quarter of 1997, if certain conditions are met.

     Should the Company be unable to sell additional preferred stock to the Selling Securityholders or should additional funding be required, there can be no assurance that such funding will be available on acceptable terms as and when required by the Company.

POTENTIAL DILUTION FROM ADDITIONAL FINANCING.

     The Company may be required or may choose to sell equity securities to obtain financing in the future including the sale of additional preferred stock of the Company to the Selling Securityholders. If the Company sells additional equity securities at a price per share less than the purchase price hereunder, investors purchasing shares of Common Stock in this offering would incur additional dilution. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

APPEARANCE OF VIABILITY

     The Company sells relatively low volume, high unit dollar complex capital equipment systems typically requiring ongoing service requirements. The Company's existing and potential customers have expressed concern regarding the Company's ability to maintain itself as a going concern over the next several years in relation to meeting their future technology needs and ongoing service requirements. These concerns could negatively impact the Company's ability to obtain future orders.

FLUCTUATIONS IN QUARTERLY PERFORMANCE

     The Company has experienced substantial fluctuation in operating results. The Company's product sales have historically been derived primarily from the sale of videoconferencing systems and related equipment, the market for which is still developing. Most of the Company's products are complex capital equipment systems and/or involve significant equipment deployment; as such, these products typically involve long order and sales cycles. Additionally, the Company's revenues have typically occurred predominantly in the third month of each fiscal quarter. The Company believes that this is due in some part to the timing of the capital equipment budget procedures of its customers. Accordingly, the Company's quarterly results of operations are difficult to predict, and delays in the introduction or acceptance of new products, delays in orders for existing products in anticipation of new products, or delays in the closing of sales near the end of the quarter could cause quarterly revenues and, to a greater degree, operating results to fall substantially short of anticipated levels. The Company's total revenues and results of operations could also be adversely affected by delays in achievement of planned cost reductions, cancellations of orders, interruptions or delays in supply of key components, failure of new products to meet specifications or performance expectations, changes in customer base or product mix, seasonal patterns of capital spending by customers, delays in purchase decisions due to new product announcements by the Company or its competitors, increased competition and reductions in average selling prices.

HIGH LEVELS OF INVENTORY AND ACCOUNTS RECEIVABLE

     The concentration of customer orders in the third month of each quarter, together with relatively long manufacturing lead times, have required the Company to maintain high levels of inventory in order to deliver products on a timely basis. The Company also maintains equipment in inventory to provide demonstration systems to customers or potential customers on a short-term loan basis or on a monthly rental basis. Due to the rapid rate of change in CLI's industry, a large inventory poses the risk of inventory obsolescence or delay in realization of manufacturing cost improvements, either of which could have a material adverse effect on the Company's financial results. In addition, the Company's accounts receivable were $46.8 million at December 31, 1995 and $31.6 million at September 30, 1996. CLI expects accounts receivable and inventory balances to fluctuate in the future. Among other things, introduction of new products requires the purchase and accumulation of significant amounts of inventory prior to the realization of revenue from the new products. Accordingly, the Company has in place a number of ongoing and planned measures to manage both inventories and accounts receivable; however, there can be no assurance that the Company can maintain its level of asset utilization in the future. Any significant increases in accounts receivable and inventories would result in a significant use of cash. The Company continues to finance accounts receivable and inventories through public and private offerings of equity securities, sale and leaseback arrangements and bank credit lines. There can be no assurance that the Company will be able to reduce or maintain its inventory and accounts receivable levels in the future.

PRODUCT DEVELOPMENT AND RAPID TECHNOLOGICAL CHANGE

     The videoconferencing market is characterized by rapid and significant change in technology and user needs, requiring substantial product development expenditures. These changes have resulted in frequent product introductions generally characterized by improved video and audio performance, added functionality and reduced prices. The Company's future success will depend to a large extent on its ability to maintain its competitive technological position and to continue to develop, on a cost effective and timely basis, technologically advanced products that meet changing user needs, including the development of a next generation group videoconferencing system. There can be no assurance that the Company's product development efforts will be successful. In addition, customers may delay purchase decisions on existing products in anticipation of new products, which typically have higher initial manufacturing costs, higher initial component costs and lower initial overall gross margins than more mature products. The introduction of new products by the Company or its competitors may also pose the risk of inventory obsolescence. See "-- Negative Cash Flow/Limited Working Capital" and "Business -- Research and Development."

HIGHLY COMPETITIVE INDUSTRY

     Competition in the video communications markets is intense, and the Company expects competition to intensify. The Company's primary competitors are PictureTel Corporation, General Plessey Telecommunications, British Telecom, Sony Corporation and VTEL Corporation, and the Company expects other competitors to enter the videoconferencing market. Many of these competitors have significantly greater technical and financial resources than the Company. In particular, the Company expects increased competition from Japanese manufacturers, such as Nippon Electric Corporation, Sony Corporation and Hitachi Limited that are now making substantial investments in order to enter the market. The Company believes that its ability to compete will depend on a number of factors, including the amount of financial resources available to the Company, success and timing of new product developments by the Company and its competitors, product performance, price and quality, breadth of distribution and customer support. There can be no assurance that the Company will be able to compete successfully with respect to these factors. If the Company cannot continue to offer new videoconferencing products with improved performance and reduced cost, its competitive position will erode. Moreover, competitive price reductions may adversely affect the Company's results of operations. See "Business -- Competition."

DEPENDENCE ON KEY VENDORS

     Several of the critical components used in the Company's products, including certain custom and programmable semiconductors, such as the Video Processor, are currently available only from single or limited sources. In addition, the Company relies on a few vendors to turnkey manufacture certain of its products. The Company has executed master purchase agreements with some of the suppliers of these sole or limited source components. The Company purchases the remainder of these sole or limited source components pursuant to purchase orders placed from time to time in the ordinary course of business and has no guaranteed supply arrangements with these sole or limited source suppliers. Therefore, these suppliers are not obligated to supply products to the Company for any specific period, in any specific quantity or at any specific price, except as may be provided in a particular purchase order. Although the Company expects that these suppliers will continue to meet its requirements for the components, there can be no assurance that they will do so. Certain suppliers, due to the Company's shortages in available cash, have put the Company on a cash or prepay basis and/or required the Company to provide security for their risk in procuring components or reserving manufacturing time, and there is a risk that suppliers will discontinue their relationship with the Company. In addition, certain suppliers already have terminated their relationships with the Company. An interruption or reduction in supply of any key components, excessive rework costs associated with defective components or process errors, or a failure to continually decrease vendor prices can adversely affect the Company's operating results and damage customer relationships. See
"Business -- Manufacturing."

RELIANCE ON KEY PERSONNEL

     The success of the Company depends to a large extent on a small number of key technical and managerial personnel, the loss of one or more of whom could have a material adverse effect on the business of the Company and in part on its ability to continue to attract, retain and motivate additional highly skilled personnel, who are in great demand. The Company has experienced high turnover among its executive officers within the past year, including its Chief Executive Officer, its Chief Financial Officer and several of its Vice Presidents. The Company has also had substantial layoffs. Because of the Company's financial difficulties, it has become increasingly difficult for it to hire new employees and retain key management and current employees. The Company has implemented a retention program for certain key employees in an effort to retain key personnel. Additionally, T. Gary Trimm, President and Chief Executive Officer of the Company, and Larry L. Enterline, Executive Vice President of the Company, have employment contracts with the Company that provide incentives to such officers to remain at the Company but allow such officers to terminate their employment at any time. The Company does not carry any key person life insurance with respect to any of its personnel. In addition, it is a condition to future issuances of preferred stock to the Selling Securityholders that Mr. Trimm remain President and Chief Executive Officer of the Company.

VOLATILITY OF STOCK PRICE

     The Company's Common Stock has historically been subject to substantial price volatility, particularly as a result of announcements of new products by the Company or its competitors, quarter-to-quarter variations in the financial results of the Company or its competitors and changes in earnings estimates by industry analysts. In addition, the stock market has experienced, and continues to experience, price and volume fluctuations which have affected the market price of many technology companies in particular and which have often been unrelated to the operating performance of these companies. These broad market fluctuations, as well as general economic and political conditions, may adversely affect the market price of the Common Stock.

     Such stock price volatility for the Common Stock has in the past provoked securities litigation, and future volatility could provoke litigation in the future that could divert substantial management resources and have an adverse effect on the Company's results of operations.

INTERNATIONAL SALES

     The Company expects that international sales, particularly sales to the People's Republic of China, will represent between 15% - 20% of its future net sales and that it will be subject to the normal risks of international sales such as longer payment cycles, export controls and other governmental regulations and, in some countries, a lesser degree of intellectual property protection as compared to that provided under the laws of the United States. International sales are subject to certain inherent risks including tariffs, embargoes and other trade barriers, staffing and operating foreign sales and service operations and collecting accounts receivable. The Company is also subject to risks associated with regulations relating to the import and export of high technology products. The Company cannot predict whether quotas, duties, taxes or other charges or restrictions upon the importation or exportation of the Company's products in the future will be implemented by the United States or any other country, especially in relation to the People's Republic of China. In such event, the Company's operating results could be materially or adversely affected. Additionally, fluctuations in exchange rates could affect demand for the Company's products. If for any reason exchange or price controls or other restrictions on foreign currencies are imposed, the Company's business, operating results and financial condition could be adversely affected. See "Business -- Sales and Marketing."

LEGAL PROCEEDINGS

     The Company is currently engaged in several legal proceedings. Such legal proceedings are a drain on the Company's working capital and management's time. There can be no assurance that the Company's legal proceedings can be settled quickly or result in a favorable outcome to the Company. Continuation of such legal proceedings for an extended period of time could have an adverse effect upon the Company's working capital and management's ability to concentrate on the business of the Company. In addition, unfavorable outcomes in any one or several such legal proceedings could have a material adverse effect on the Company. See "Business -- Legal Proceedings."

POSSIBLE DELISTING OF COMMON STOCK FROM NASDAQ NATIONAL MARKET

     The Company's Common Stock is listed on the Nasdaq National Market and the Company is required to continue to meet the continued listing requirements for the Nasdaq National Market. Failure to meet the continued listing requirements in the future could subject the Common Stock to delisting. The Common Stock could be delisted from the Nasdaq National Market if the Company fails to maintain capital and surplus of $1.0 million. Because of the substantial losses experienced by the Company for the nine months ended September 30, 1996, any significant loss experienced in a subsequent quarter could cause the Company to have insufficient capital and surplus for continued listing on the Nasdaq National Market. The Company's Common Stock is also subject to delisting in the event that the price of the Common Stock drops below $1.00 per share for 10 consecutive trading days (the last reported sales price for the Common Stock on the Nasdaq National Market on November 22, 1996 was $4.25 per share). Because of the substantial increase in the number of tradeable shares of Common Stock registered hereunder and to be registered in the future if additional shares of convertible preferred stock and warrants to purchase Common Stock are issued to the Selling Securityholders (see "Management Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources"), there could be downward pressure on the trading price of the Common Stock, which could cause the Company to fail to meet the minimum bid price requirement for the Nasdaq National Market. If the Company's Common Stock is delisted, there can be no assurance that the Company will meet the requirements for initial inclusion in the future, particularly the $3.00 minimum per share bid requirement. In addition, Nasdaq has proposed increasing the requirements for the initial listing of securities and for the maintenance of such listing on the Nasdaq National Market and the Nasdaq SmallCap Market which, if adopted, could make it more difficult for the Company to maintain the listing of its Common Stock with Nasdaq or meet the requirements for initial inclusion. Trading in the listed securities after delisting would be conducted on the Nasdaq SmallCap Market or in the over-the-counter market in what are commonly referred to as the "pink sheets." As a result, investors may find it more difficult to dispose of, or to obtain accurate quotations as to the value of, the Company's securities. It is a condition to the future issuances of preferred stock to the Selling Securityholders that the Company's Common Stock is listed on the Nasdaq National Market or the Nasdaq SmallCap Market and has not been suspended from listing for more than a day or to permit the dissemination of material information. See "Volatility of Stock Price."

EFFECT OF ANTITAKEOVER PROVISIONS OF DELAWARE LAW AND THE COMPANY'S CHARTER DOCUMENTS

     Certain provisions of Delaware law and the charter documents of the Company may have the effect of delaying, deferring or preventing changes in control or management of the Company. The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law, which has the effect of restricting changes in control of a company. In addition, the Company's Board of Directors is divided into three separate classes. The Company's Board has authority to issue up to 4,000,000 shares of preferred stock, less shares of issued and outstanding Series C Stock, and to fix the rights, preferences, privileges and restrictions, including voting rights, of such shares without any further vote or action by its stockholders. The Company also has a Preferred Share Rights Plan. The effect of certain provisions of the Company's Certificate of Incorporation, the Company Rights Plan and the application of Delaware General Corporation Law Section 203 could discourage certain types of transactions involving an actual or potential change in control the Company, including transactions in which the holders of Common Stock might otherwise receive a premium for their shares over then current prices, and may limit the ability of such stockholders to cause or approve transactions which they may deem to be in their best interests, all of which could have an adverse effect on the market price of the Common Stock offered hereby. See "Description of Capital Stock."

                                USE OF PROCEEDS

     The Company will not receive any proceeds from sales, if any, of Common Stock by the Selling Securityholders. The Company has received $7.0 million from the sale of Series C Stock and will receive up to approximately $2.1 million from the exercise of the Warrants, if and when exercised, at an exercise price of $5.70 per share. The Company intends to use such proceeds for working capital. The Company will bear estimated expenses of approximately $100,000 in connection with this offering. See "Plan of Distribution."

                                DIVIDEND POLICY

     The Company has never declared or paid any cash dividends on its capital stock. The Company is obligated to pay a cumulative dividend of 4% per annum, payable quarterly, on the Series C Stock. The Company does not intend to pay any cash dividends in the foreseeable future on the Common Stock. The Company's line of credit with Greyrock Business Credit (Greyrock) prohibits the payment of dividends and the repurchase of stock. Greyrock, however, gave its consent to the Company to enter into a financing agreement with Infinity and Seacrest to sell preferred stock that provides for cumulative dividends and to repurchase such preferred stock.

                            SELECTED FINANCIAL DATA

     The selected financial data set forth below with respect to the Company's statements of operations data for the years ended December 31, 1993, 1994 and 1995 and with respect to the balance sheet data at December 31, 1994 and 1995 are derived from the financial statements of the Company included elsewhere in this Prospectus which have been audited by KPMG Peat Marwick LLP, independent auditors. The balance sheet data at September 30, 1996 and the statement of operations data for the nine months ended September 30, 1995 and 1996 are derived from unaudited financial statements of the Company included elsewhere in this Prospectus. The data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and the Notes thereto included elsewhere in this Prospectus.

                                                                                       NINE MONTHS
                                                                                          ENDED
                                            YEAR ENDED DECEMBER 31,                   SEPTEMBER 30,
                              ---------------------------------------------------   -----------------
                                1991      1992       1993       1994       1995      1995      1996
                              --------   -------   --------   --------   --------   -------   -------
STATEMENTS OF OPERATIONS
  DATA:
  Revenue...................  $ 61,331   $95,031   $ 95,095   $114,958   $112,979   $86,224   $65,612
                               -------   -------   --------   --------   --------   -------   --------
  Gross margin..............    22,352    27,278     28,128     44,054     33,620    34,237    29,380
  Special Charges...........    17,317        --         --         --         --        --        --
  Net loss from continuing
     operations.............   (17,895)   (3,418)   (12,184)    (4,878)   (21,040)   (3,555)   (7,540)
  Net income (loss).........   (15,102)   (3,283)    (3,483)       107    (57,582)   (2,181)   (7,540)
  Net Income (loss) per
     share:
  Net loss from continuing
     operations.............     (1.84)    (0.30)     (1.04)     (0.32)     (1.37)    (0.23)    (0.48)
     Net income (loss)......     (1.55)    (0.29)     (0.30)      0.01      (3.76)    (0.14)    (0.48)
  Weighted average common
     shares and common share
     equivalents
     outstanding............     9,728    11,283     11,666     15,160     15,304    15,191    15,616

                                                       DECEMBER 31,
                                    --------------------------------------------------   SEPTEMBER 30,
                                     1991      1992       1993       1994       1995         1996
                                    -------   -------   --------   --------   --------   -------------
BALANCE SHEET DATA:
  Working capital.................  $42,675   $31,902   $ 52,017   $ 53,820   $ 15,259     $  14,214
  Total assets....................   82,535    94,736    124,922    131,651    104,753        65,726
  Short-term debt including
     current
     portion of capital lease
     obligation...................       50     9,960      9,280     10,553     13,958            --
  Long-term debt including capital
     lease obligations............        2        --      1,016        494        985            --
  Redeemable convertible preferred
     stock........................       --        --     13,758         --         --            --
  Stockholders' equity(2).........   57,904    56,877     67,579     86,962     35,674        29,225

---------------

(1) See Note 1 of Notes to Consolidated Financial Statements for a description of the shares used in calculating net income (loss) per share.

(2) See Note 13 of Notes to Consolidated Financial Statements discussing subsequent events involving litigation matters.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed below, in "Risk Factors," and Results of Operation" and "Business" as well as those discussed elsewhere in this Prospectus.

     Unless noted otherwise, the following discussion pertains to the Company's continuing operations. Discussion of discontinued operations is contained in
Note 2 of Notes to Consolidated Financial Statements.

RESULTS OF OPERATIONS

     The following percentage table sets forth, for the periods indicated, the relationship of selected items in the Company's Consolidated Statements of Operations to revenues from continuing operations.

                                                             YEARS ENDED           NINE MONTHS ENDED
                                                             DECEMBER 31,            SEPTEMBER 30,
                                                        ----------------------     -----------------
                                                        1993     1994     1995     1995         1996
                                                        ----     ----     ----     ----         ----
Revenues..............................................  100 %    100 %    100 %    100 %        100 %
Cost of revenues......................................   70 %     62 %     70 %     60 %         55 %
Gross margin..........................................   30 %     38 %     30 %     40 %         45 %
Selling, general and administrative...................   31 %     33 %     38 %     34 %         41 %
Research and development..............................   11 %      9 %      9 %      8 %         14 %
Net loss from continuing operations...................  (13 %)    (4 %)   (19 %)    (4 %)       (11 %)
Income (loss) from discontinued operations............    9 %      4 %    (32 %)     2 %          0 %
Net income (loss).....................................   (4 %)     0 %    (51 %)    (2 %)       (11 %)

  Revenues

     Revenues decreased 2% in 1995 and increased 21% in 1994 from the prior years, respectively. The decrease in revenues for 1995 was primarily due to a decrease in videoconferencing unit volume, partially offset by higher average selling prices in the videoconferencing market and increased installation and maintenance revenue. Unit volume of the Company's codec products decreased 11% to 2,322 units in 1995 from 2,609 units in 1994. The increase in revenues from continuing operations for 1994 compared to 1993 was primarily the result of an increase in product sales, service and installation revenue, partially offset by a decline in sales of personal video products. Unit volume of the Company's codec product shipments increased 19% to 2,609 units in 1994 from 2,195 units in 1993. For the nine months ended September 30, 1996 and 1995, revenues were $65.6 million and $86.2 million, respectively, a decrease of 24%. The decrease in revenues was due primarily to a decrease in videoconferencing unit shipments. Codec shipments were 1,296 units for the first nine months of 1996 compared to 1,812 units for the same period in 1995.

     International revenues increased to $24.3 million or 22% of revenues in 1995, compared to $21.2 million or 18% of revenues in 1994 and $12.4 million or 13% of revenues in 1993. The increase in international revenues in 1995 compared to 1994, as well as international revenues in 1994 as compared to 1993, resulted primarily from growth of sales in China and other Far East locations. For the first nine months of 1996 international revenues were $12.3 million, or 19% of revenues, compared to $13.8 million, or 16% of revenues for the first nine months of 1995. The Company does not presently engage in foreign currency transactions, nor does it have any significant assets located outside the United States. Therefore, the Company is not directly affected by foreign currency exchange rate fluctuations.

  Gross Margin

     Gross margin as a percentage of sales was 30%, 38%, and 30% in 1995, 1994 and 1993, respectively. Gross margin on product sales in 1995 was negatively impacted by charges of approximately $11.0 million in the fourth quarter of 1995. These charges resulted from the Company's decision to restructure its videoconferenc-ing division, and included reductions in the carrying values of certain assets, primarily inventory and capitalized software. See Note 2 of Notes to Consolidated Financial Statements. The increase in gross margin in 1994 compared to 1993 was due primarily to sales of higher margin Radiance and eclipse group videoconferencing systems, and to a decline in sales of lower margin older generation systems and personal video products. For the nine months ended September 30, 1996 and 1995, gross margin as a percentage of revenues was 45% and 40%, respectively. The increase in gross margin was primarily due to a change in product mix to include a greater proportion of higher margin Radiance and eclipse group videoconferencing systems and to reduced manufacturing costs.

     The Company continues to seek improvement in gross margin through introduction of new products with higher margins, as well as through cost reductions of existing products. However, the Company anticipates that gross margin on revenues will continue to be subject to fluctuations caused by the introduction of new products, changes in product mix and variations in manufacturing costs.

  Selling, General and Administrative Expenses

     Selling, general and administrative expenses were 38%, 33% and 31% of revenues in 1995, 1994 and 1993, respectively. The increase as a percentage of revenues in 1995 compared to 1994 was primarily due to $4.1 million of additional expenses in the fourth quarter of 1995 resulting from the Company's decision to restructure its videoconferencing division. These expenses relate to provisions for doubtful accounts and reductions in the carrying values of certain demonstration equipment and assets related to service activities. See
Note 2 of Notes to Consolidated Financial Statements.

     The increase as a percentage of revenues in 1994 compared to 1993 was primarily due to increases in sales and marketing costs related to increases in personnel, new sales offices and equipment-related expenses necessary to stimulate and support planned revenue growth in future periods.

     For the nine months ended September 30, 1996 and 1995, selling, general and administrative expenses increased to 41% of revenues compared to 34% of revenues, respectively. The increase in selling, general and administrative expenses as a percentage of revenues was primarily due to a decrease in revenues and $1.7 million of additional expenses resulting from the Company's decision to restructure its videoconferencing division. The additional expenses consisted primarily of severance and related costs associated with headcount reductions in the first quarter of 1996.

     The Company anticipates that selling, general and administrative expenses will generally increase with increases in the level of revenues but may vary from period to period as a percentage of revenues.

  Research and Development Expense

     Research and development expenditures consisted of research and development expenses, cost of revenues related to research and development contracts and capitalized software development costs as summarized in the table below (in millions):

                                                          YEARS ENDED            NINE MONTHS ENDED
                                                         DECEMBER 31,              SEPTEMBER 30,
                                                   -------------------------     -----------------
                                                   1993      1994      1995      1995        1996
                                                   -----     -----     -----     -----       -----
Research and development expense.................  $10.5     $10.2     $10.0     $ 6.9       $ 9.4
Capitalized software development cost............    2.9       3.9       4.8       1.0          .9
Cost of revenues related to research and
  development contracts..........................     --       1.0        --        --          --
                                                   -----     -----     -----     -----       -----
Total research and development expenditures......  $13.4     $15.1     $14.8     $ 7.9       $10.3
                                                   =====     =====     =====     =====       =====

     Research and development expense was 11% of revenues in 1993 and 9% of revenues in 1994 and 1995. The decrease as a percentage of revenues in 1994 compared to 1993 was attributable to the increase in revenues in 1994, as well as an increase in the amounts capitalized in conjunction with the development of new software. Capitalized software development costs increased in 1995 and 1994 due to increased activity on new software for more complex and feature-rich videoconferencing products.

     For the nine months ended September 30, 1996 and 1995, research and development expense was 14% and 8% of revenues, respectively. The increase in research and development expense as a percentage of revenues was due principally to decreased revenues, as well as an increase in the portion of engineering spending that was dedicated to research and development instead of capitalized software activity.

     The Company expects that the level of research and development expenses as a percentage of revenues will fluctuate due to varying levels of research and development activities, external funding, and amounts capitalized in conjunction with software development activities.

  Interest Income and Interest Expense

     Interest income was $0.1 million in 1995 compared to $0.2 million in 1994 and $0.6 million in 1993. The decrease in 1995 compared to 1994 and 1993 was principally due to a reduction of funds available for investment. Interest expense increased to $1.1 million in 1995 compared to $0.8 million in both 1994 and 1993. Interest expense in 1995 reflected higher average outstanding borrowings and higher interest rates compared to 1994. Interest expense in 1994 reflected lower average outstanding borrowings and higher interest rates compared to 1993. Net interest expense was $0.7 million for the first nine months of 1996 compared to $0.8 million for nine months of 1995. The reduction is primarily due to the payment of term loans in connection with the sale of discontinued operations. See Note 2 of Notes to Consolidated Financial Statements.

  Income Taxes

     At December 31, 1995, the Company had net operating loss carryforwards for federal income tax purposes of approximately $46.0 million, of which $23.0 million related to deductions attributable to the exercise of non-qualified stock options and employees' early disposal of stock acquired through incentive stock options. The future net reduction in taxes otherwise payable arising from such deductions will be credited to additional paid-in capital when realized. At December 31, 1995, the Company had a federal general business credit carryforward of approximately $2.2 million. The federal net operating loss and tax credit carryforwards expire primarily in the years 1999 through 2010.

  Discontinued Operations

     In the fourth quarter of 1995, the Company adopted a plan to discontinue operations of its broadcast products division and refocus its efforts and resources on developing and marketing videoconferencing products. In the first quarter of 1996, the Company decided to restructure the videoconferencing division which resulted in adjustments that were recorded as of December 31, 1995 to carrying values of assets that were impacted-primarily inventories, capitalized software and accounts receivable. In conjunction with this action, the Company also reduced its workforce in the first quarter of 1996 and identified a number of offices that would be closed. Severance and other expenses associated with this action were reflected in the first quarter of 1996. In June 1996, the Company completed the sale of certain assets of its broadcast products division. See Note 2 of Notes to Consolidated Financial Statements.

  Net Income (Loss)

     The net loss from continuing operations was $21.0 million, $4.9 million and $12.2 million in 1995, 1994 and 1993, respectively. The loss in 1995 was heavily impacted by the charges discussed above in "Gross Margin." The decline in net operating results in 1995 was also affected by higher selling, general and administrative expenses, as well as a one-time charge of approximately $0.9 million resulting from settlement of litigation. The improvement in operating results in 1994 compared to 1993 was primarily due to improved gross margins resulting from increased revenues of videoconferencing products and changes in videoconferencing product mix to higher margin products, partially offset by higher selling, general and administrative expenses and reduced sales of personal video products. For the first nine months of 1996, the net loss from continuing operations increased to $7.5 million as compared to $3.6 million during the first nine months of 1995. This increase was primarily due to lower revenues as well as $1.7 million of additional expenses resulting from the Company's decision to restructure its videoconferencing division, partially offset by improved gross margins on videoconferencing product sales.

  Factors Affecting Future Results

     The Company continues to seek improvement in operating results through introduction of new products that are expected to have higher margins, as well as through cost reductions of existing products. However, there can be no assurance that the Company will be successful in its efforts. In the future, the Company's operating results may be impacted by a number of factors, including cancellation or delays of customer orders, interruption or delays in the supply of key components, changes in customer base or product mix, seasonal patterns of capital spending by customers, new product announcements by the Company or its competitors, pricing pressures, and changes in general economic conditions. Historically, a significant portion of the Company's shipments have been made in the last month of each quarter. As a result, a shortfall in revenue compared to expectation may not evidence itself until late in the quarter. Additionally, the timing of expenditures for research and development activities and sales and marketing programs, as well as the timing of orders by major customers, may cause operating results to fluctuate between quarters and between years.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's operating and product development activities have required significant cash. The Company has used internally generated funds, public and private offerings of common stock and preferred stock, sale and leaseback arrangements, and bank credit lines to finance its growth since 1983. In 1995, the Company's operations generated $7.3 million in cash. The net loss was offset primarily by depreciation and amortization, reductions in inventories and net assets of discontinued operations and increases in accounts payables and accrued liabilities. Cash generated by operations of $0.7 million in 1994, was primarily from net income plus depreciation and amortization, increased deferred revenue, and decreases in other current assets, partially offset by increases in accounts receivable, inventories and net assets of discontinued operations and a decrease in accounts payable. Capital expenditures were $7.2 million in 1995 and $9.4 million in 1994, consisting primarily of engineering and manufacturing equipment for new product lines, office equipment, field service spares and demonstration equipment.

     For the first nine months of 1996, cash used in operations was $12.9 million compared to cash generated by operations of $8.0 million in the first nine months of 1995. This increase in cash used in operations was primarily due to the paydown of accounts payable and other liabilities, increased net loss, and lower depreciation and amortization, partially offset by a decrease in accounts receivable and inventories, as well as the reduction in carrying value of assets related to the Company's discontinued operations. Net cash generated by investing activities was $7.5 million for the first nine months of 1996 compared to net cash used in investing activities of $18.7 million for the nine months ended September 30, 1995. This change is due primarily to cash generated from the sale of assets related to the Company's discontinued operations, as well as lower levels of spending related to property, equipment and intangible assets, as well as decreased capitalization of software. Net cash used in financing activities was $1.4 million during the first nine months of 1996 compared to net cash generated by financing activities of $10.4 million during the first nine months of 1995. This change is due primarily to lower sales of common stock, which was $6.1 million in the first nine months of 1995, and payments made to reduce collateralized borrowings during the second quarter of 1996. See Note 7 of Notes to Consolidated Financial Statements.

     As of September 30, 1996, the Company had cash and cash equivalents totaling $5.8 million. The Company has a line of credit, which expires on June 30, 1997, in the amount of $15.0 million, of which $12.4 million was outstanding at September 30, 1996. See Note 7 of Notes to Consolidated Financial Statements. Working capital was $14.2 million at September 30, 1996, compared to $15.3 million at December 31, 1995.

     In October 1996, the Company obtained $7.0 million through a private sale of Series C Stock to the Selling Securityholders. Under the purchase agreement with the Selling Securityholders, the Company may issue to the Selling Securityholders up to an additional $13.0 million worth of convertible preferred stock of the Company in two separate installments by the fourth quarter 1997, if certain closing conditions are met, including those described in "Risk
Factors -- Reliance on Key Personnel" and "-- Possible Delisting of Common Stock from Nasdaq National Market."

     The Company anticipates that existing cash, lines of credit, and the future sales of convertible preferred stock, together with sources of additional liquidity, such as private or public offerings, sale and leaseback arrangements, equipment lease lines and bank credit lines, will be sufficient to meet cash requirements through the third quarter of 1997. Should additional funding be required, however, there can be no assurance that such funding will be available on acceptable terms as and when required by the Company.

                                    BUSINESS

GENERAL DEVELOPMENTS

     The Company, incorporated in California in December 1976 and reincorporated in Delaware in October 1987, is a leader in the development, manufacture and marketing of visual communication systems based on Compressed Digital Video
(CDV) technology. The Company's systems use proprietary and industry standard algorithms to compress the amount of data required to transmit digital video and audio signals, thereby significantly reducing the cost of transmitting these signals over terrestrial, microwave, cable or satellite networks. The Company's strategy is to use its expertise in CDV technology to enhance its position in videoconferencing and to monitor new markets such as the desktop and personal video markets.

     CLI's group and desktop videoconferencing systems permit users at different locations to conduct full-color, motion videoconferences ranging from two-way informal meetings between individuals to formal meetings between large groups at multiple locations. The Company's present families of videoconferencing systems include Rembrandt II/VP and Radiance videoconferencing systems, the eclipse family of mid-range videoconferencing systems, and the CLI Desktop Video family. Videoconferencing systems operate worldwide over a broad range of transmission speeds from 56 kilobits per second (kbps) to 2.048 megabits per second (mbps) for the Rembrandt and Radiance Systems, 768 kbps for the eclipse, and 384 kbps for the desktop. All of CLI's current videoconferencing systems comply with the International Telecommunication Union-Telecommunication (ITU-T) H.320 videoconferencing standard, and most also provide customer-selectable proprietary algorithms. The videoconferencing market has grown as a result of improvements in the price/performance of videoconferencing systems, decreases in transmission costs and increased availability of switched digital transmission services. However, there can be no assurance that this market growth will continue in the future.

INDUSTRY BACKGROUND

     Over the past two decades, the advent of compressed digital video technology has enabled the development of cost effective products for the growing videoconferencing market, increasing productivity and decreasing costs by enhancing the effectiveness of business, education and government communication.

     Effectiveness in today's fast-paced business environment demands accurate and timely exchange of information by individuals and groups, often at distant locations. Telephones and facsimile machines have become essential business tools by providing communication in convenient and inexpensive formats. In many situations, however, information cannot be transferred effectively by telephone or in writing, and more natural face-to-face communication is necessary. A substantial portion of business travel today is undertaken in order to permit such face-to-face communication. The Company believes that the utilization of visual communication systems, such as videoconferencing systems, has enhanced productivity by allowing meaningful and timely face-to-face contact, and has lowered costs by reducing business travel.

     The concept of visual communications was introduced in 1964 at the New York World's Fair when AT&T Corporation exhibited a prototype of its picturephone. At that time, however, videoconferencing was commercially impractical because transmitting uncompressed video signals was prohibitively expensive for business users. In the late 1970s, the first video compression system, called a "codec" (coder-decoder), was introduced. The market acceptance of early videoconferencing systems was limited because of high hardware and transmission costs, and the limited availability of transmission facilities. The first companies to adopt videoconferencing utilized dedicated private networks established expressly for videoconferencing.

     Significant progress was made in the early 1980s in addressing many of the problems associated with early videoconferencing efforts. A major advance in transmission cost reduction was achieved by CLI with the introduction in 1982 of a codec which provided the first economical means to communicate effectively over standard networks at a transmission rate (bandwidth) of 1.544 mbps, the standard T1 transmission rate, a reduction of approximately 60:1 from the 90 mbps bandwidth required to transmit uncompressed video signals. This lower bandwidth significantly reduced transmission costs and permitted transmission over available terrestrial, microwave, cable and satellite channels.

     Since the mid-1980s, driven by competition among telecommunication carriers and technologies such as fiber optics, the cost of transmission services has continued to decrease significantly. During this same period, the availability of private networks and switched services increased dramatically. Switched digital transmission services are now available in most U.S. metropolitan areas. Advances in compressed digital video technology during this period also resulted in the introduction of products with improved picture and audio quality. In the mid-1980s, video compression systems were introduced that operated at transmission rates below the standard T1 rate, although these low bandwidth systems often failed to achieve picture quality acceptable to most users. By the late 1980s, continued improvements in video compression technology and the increasing availability of public switched services at bandwidths up to 384 kbps had resulted in increased user acceptance of videoconferencing.

     Collectively, the dramatic decreases in transmission costs, the increased availability of switched digital services for both domestic and international networks, the improvements in picture quality and the adoption of worldwide standards have made global videoconferencing at various bandwidths increasingly practical and cost effective. Many of these factors have also created opportunities for application of CDV technology in the developing desktop and personal video markets.

CLI STRATEGY

     The Company is a leader in video compression technology and believes that its large worldwide installed base of videoconferencing systems affords the Company significant competitive advantages. The Company's strategy is to strengthen its position as a leading supplier of a full range of high performance value group and desktop videoconferencing systems. The Company's strategy includes several key elements:

  Technology Leadership

     CLI has pioneered video compression technology and continues to develop videoconferencing systems with enhanced picture and audio quality and features at lower costs.

  Broad Range of Videoconferencing Products

     CLI has one of the broadest product lines in the videoconferencing industry, spanning a wide range of market applications and operating at transmission rates from 56 kbps to 2.048 mbps. The Company believes supplying a full range of products to satisfy a customer's complete video communication needs will be important to its future success.

  Compliance with Industry Standards

     CLI believes that the adoption of industry standards has expanded the worldwide videoconferencing market by allowing systems from different manufacturers to communicate with one another. The Rembrandt II/VP, Radiance, eclipse, and CLI Desktop Video product families all conform with the ITU-T H.320 and T.120 videoconferencing standard that allows communication with CLI and other vendors' products through industry standard communication modes. Where standards do not exist, CLI has innovated to provide their customers with additional value through proprietary implementations.

CLI TECHNOLOGY

     CLI has been a leader in the evolution of digital video compression technology for videoconferencing. Since the inception of this market, CLI's development efforts are primarily directed at achieving greater levels of compression, improving picture and sound quality and system functionality, continuing to reduce system costs, and supporting and improving industry standards. The Company's continued success in its chosen markets is dependent in part on the results of its ongoing technology and product development efforts.

     Early codecs, introduced in the late 1970s, used a technique called interframe coding that achieved compression by measuring differences between frames and transmitting only those differences, refreshing the unchanged elements in the frame from memory. Interframe coding is useful in scenes where there is limited motion, but can cause image degradation, such as blurring or jerkiness, in scenes that contain significant motion. This technique required a high rate of transmission to overcome its inherent limitations in motion sequences.

     In 1982, CLI developed the first videoconferencing system that operated at T1 rates incorporating a proprietary algorithm utilizing intraframe coding. Intraframe coding does not measure differences between frames, but rather achieves compression by breaking each individual frame into blocks and assigning bits to each block based on the complexity of the scene in that block. Although intraframe coding causes a slight degradation of detail resolution in a picture, it maintains picture quality independent of the amount of motion in the picture. This algorithm technique was based on Discrete Cosine Transform (DCT) technology.

     In 1984, CLI introduced the first sub-T1 algorithm combining both interframe and intraframe technology. This proprietary algorithm, known as Differential Transform Coding (DXC), combined the positive aspects of both intraframe and interframe coding by using intraframe coding for blocks with high motion and interframe coding for blocks with little or no motion. DXC allowed transmission with minimal picture quality degradation at transmission rates as low as 384 kbps.

     In 1987, CLI introduced a new proprietary algorithm called Cosine Transform Extended (CTX) which achieved transmission rates as low as 56 kbps by adding motion compensation to the techniques pioneered in earlier codecs. Motion compensation was an advancement in interframe techniques that allowed detection and coding of the portions of the picture which are in motion.

     In 1991, CLI announced the CTX Plus algorithm which significantly improved picture resolution and increased frame rates at transmission rates of 384 kbps and above, thereby providing near-broadcast image quality. The Company's Radiance and Rembrandt II/VP families of large group videoconferencing products incorporate the CTX and CTX Plus algorithms, as well as the ITU-T H.261 standard. The eclipse gold models fully comply with the most recent ITU-T standards, and have transmission speeds ranging from 56 kbps to 2.048 mbps.

     DCT technology has been the basis of all CLI products since 1982. The DCT technology has been adopted as the foundation of the ITU-T H.261 video standard, as well as the evolving MPEG standards for broadcast, cable and desktop applications, and Joint Photographic Experts Group (JPEG) standard for still image compression. The Company believes that its expertise in DCT technology gives it a competitive advantage by simplifying the development of products that are compatible with industry standards, while providing superior performance through proprietary enhancements when operating in either the industry standard or proprietary modes. To achieve these enhancements in the future, the Company also continues to develop methods for pre- and post-processing video signals utilizing techniques such as motion adaptive scene filtering in order to improve performance of systems utilizing either industry standard or proprietary algorithms.

     CLI designs application specific integrated circuits (ASICs) for its products, and cooperates with certain semiconductor vendors who are developing semiconductor chips which the Company believes are important to its business. Both activities are directed at reducing costs, enhancing performance, and increasing flexibility in the Company's products. In many cases, CLI is able to add elements of its proprietary technology with the implementation of these chips in order to obtain cost and performance advantages compared to other users of such chips.

VIDEOCONFERENCING PRODUCTS

     CLI offers a broad range of group and desktop videoconferencing products which includes the Rembrandt II/VP large group video codec family, the Radiance family of prepackaged large group videoconferencing systems, the eclipse mid-range group videoconferencing systems, the CLI Desktop Video family, and Multipoint Control Units. The Company's videoconferencing systems offer two-way, full-color, motion videoconferencing at various bandwidths ranging from 56 kbps to 2.048 mbps. These systems enable the user to transmit compressed video, audio, data and graphics over digital telecommunications channels. System users can transmit the compressed signals over terrestrial, satellite or microwave networks. CLI's video-conferencing products are used in point-to-point or multipoint videoconferences. In a point-to-point videoconference, audio and full-color, motion images are transmitted simultaneously in both directions so that the participants at one site interact with the participants at the other site as in a normal meeting. In a multipoint conference, participants in three or more locations can interact with each location and are able to see and hear the participant who is speaking. CLI systems work in conjunction with both dedicated network facilities and a variety of switched network facilities, offering customers maximum networking flexibility.

  Rembrandt II/VP.

     The principal component in the Company's videoconferencing systems is the codec. One codec is required at each conference site to perform both coding and decoding functions. The Rembrandt II/VP, which the Company began shipping in the second half of 1991, incorporates the Company's proprietary CDV technology, and was the industry's first codec to address the entire spectrum of videoconferencing applications in a single product. These codec support transmission rates from 56 kbps to 2.048 mbps, support the CTX and CTX Plus proprietary algorithms, provide backward compatibility to the Company's older products, and support the H.261 standard. The Company believes that its proprietary algorithms (CTX at lower bandwidths and CTX Plus at bandwidths of 384 kbps and above) provide picture quality superior to the ITU-T H.261 standard. The Rembrandt II/VP list prices range from $38,000 to $48,500, excluding options.

  Radiance Group Videoconferencing Systems.

     The Company's Radiance large group videoconferencing systems, first shipped in January 1994, are complete, prepackaged large group systems which achieve up to 30 frames per second (fps) and 480 lines of resolution at bandwidths ranging from 56 kbps to 2.048 mbps. These systems come fully assembled for easy installation, use, and maintenance, and utilize a tabletop touchpanel based on CLI's Self-Guide user interface, which provides intuitive control via menus and icons to guide the user. Radiance systems are interoperable with CLI's Rembrandt II/VP codec, eclipse mid-range group systems, and CLI Desktop Video products worldwide, as well as with other codecs that meet ITU-T H.320 standards. The Radiance list prices range from $43,400 to $77,900, excluding options.

  eclipse Group Videoconferencing Systems.

     The Company's eclipse mid-range group videoconferencing systems, the first product of which was introduced in early 1993, are complete, full-featured videoconferencing systems priced as low as $26,400. The codec is housed in an Intel Corporation ("Intel") 486 personal computer chassis with both a hard disk and 3 1/2 inch floppy disk for software updates. The eclipse systems also include an advanced, industry standard audio system with tabletop microphones, full-duplex capability and integrated echo cancellation, which uses as little as 16 kbps of the 112/128 kbps bandwidth for audio. The eclipse comes with high-quality video, capable of communicating using the ITU-T H.320 industry standard or provides backward compatibility to other CLI systems using CLI's CTX proprietary algorithm for communicating with older CLI systems. The eclipse offers as standard features an auto-focus camera with pan/tilt/zoom capabilities, easy-to-use presets, a choice of built-in line interfaces for virtually every type of network, multipoint readiness, picture-in-picture, and CLI's Self-Guide user interface. In 1995, the eclipse product family was expanded to include a variety of models ranging from table top to dual monitor systems. These eclipse 8200 models were fully compliant with ITU-T standards, and offer full common intermediate format (FCIF) resolution, integrated network interface supporting highly-affordable transmission speeds up to 112/128 kbps, wideband audio up to 7 kHz, enhanced video from customized VLSI circuits specifically designed for pre- and post-processing, far-end camera control, high-resolution graphics, 27-inch monitors, wireless Self-Guide remote control unit, a pan/tilt/zoom automatic-focus camera, and a variety of auxiliary document cameras. The eclipse 8300 models included the same features as the eclipse 8200 with the additional capability of transmission speeds up to 768 kbps. In April 1996, CLI further expanded the eclipse product line with the introduction of the eclipse gold product family. These recently introduced models offer features identical to the eclipse 8300 with the option of improved video quality at 30 frames per second, transmission rates of up to 768 kbps and a T.120 multimedia gateway. T.120 is an evolving series of standards from the ITU-T that are aimed at facilitating "audio-graphic", multimedia conferencing for collaborative working meetings and distance learning applications. Available as options on eclipse are: multipoint chair control, dual monitors, the automatic focus SuperGraphicCam document camera and an inverse multiplexer. eclipse gold list prices begin at $24,900 and through bundled configurations can range up to $48,900, excluding options.

  CLI Desktop Video Systems.

     The Company announced in January 1996 a CLI Desktop Video family of products to run on PCs powered by Intel's Pentium(TM)1 microprocessor under Microsoft Windows versions 3.1 and 95. This family of products initially includes two models: CLI Desktop Video 1000 and CLI Desktop Video 2000. CLI Desktop Video products are kits consisting of a fixed digital camera, a single codec board incorporating an integrated services digital network (ISDN) basic rate interface, a telephone handset, and a choice of data collaboration software, including Intel's ProShare(TM) Premier data collaboration software. In the future, the product line will also support DataBeam's FarSite(TM)2 data collaboration software. The CLI Desktop Video 1000 and 2000 models are capable of transmission speeds ranging from 56 kbps to 384 kbps. CLI Desktop Video list prices range from $1,795 for level solutions up to $4,995 for a bundled solution with a Pentium PC.

  Multipoint Control Units.

     The Company also offers the Multipoint 2 Control Unit (MCU), a device that allows people at multiple locations to participate in a fully interactive videoconference. During a multipoint videoconference, the MCU acts as an audio bridge and a controller, switching among different sites so participants can see the person who is speaking and hear all other participants in the conference. This switching can be voice-activated or manually controlled. The MCU is compliant with the international multipoint videoconferencing standards established by the ITU-T, and is compatible with videoconferencing systems from any manufacturer who supports those international standards. In addition, MCUs are compatible with the large installed base of CLI Rembrandt II/VP and other codecs with compatible audio and communications configurations. List prices for MCUs range from approximately $19,995 for a 4-user unit to approximately $200,000 for a large system usable in a headquarters location, depending on the number of ports and options required.

SALES AND MARKETING

     The Company markets its videoconferencing systems to business, government, health care and education customers. These customers frequently have multiple domestic and/or international locations and often specify a single vendor to supply videoconferencing equipment on a worldwide basis. The Company believes that the sales effort to this sophisticated customer base requires the initiation and maintenance of multilevel contacts in order to address the customers' multi-location application and support needs. Historically, a significant portion of the Company's sales have been to its existing customer base. Nonetheless, CLI is committed to expanding sales outside of its current customer base and believes that new customers are an important part of the Company's future revenue growth. See "Risk Factors -- Appearance of Viability," "-- Product Development and Rapid Technological Change," and "-- Highly Competitive Industry."

     In 1995 and in the first nine months of 1996, the Company believes that at least 35% of CLI's revenues from videoconferencing products were achieved through indirect channels, which include resellers and co-marketers (collectively, Resellers). To that end, the Company has entered into a strategic co-marketing agreement with Lucent Technologies (formerly AT&T Corporation). These co-marketers provide sales leads and customer prospects for direct customer sales by the Company's domestic sales force. In addition, the Company has a number of Reseller agreements in the United States with companies including Norstan, Inc., Pacific Bell, and Williams Telecommunications, Inc. (WilTel). These Resellers sell the Company's videoconferencing products directly to end-users.

---------------

1 (TM)Pentium, and (TM)ProShare are trademarks of Intel Corporation

2 (TM)FarSite is a trademark of DataBeam Corporation.

     Internationally, the Company markets its videoconferencing products in most countries outside the U.S. through distributors. CLI is attempting to increase its new customer base by expanding its distribution channels. The Company's products are distributed in over 50 countries outside the U.S. under distribution agreements and arrangements with over 30 companies, including Internet Video Communications in the U.K., Telecom Video Systems in France, Deutsch Telekom in Germany, SOEI Tsusho Company, Ltd. in Japan, Daewoo in Korea, Teledata in Southeast Asia, and Keytech S.A. in Argentina. Agreements with these distributors generally provide for pricing and volume discounts, order lead times, designation of a specific geographic territory and other terms and conditions. Distributors typically order products only upon receipt of an order from an end-user customer and generally provide local customer support, including installation and maintenance. In 1993, the Company opened its first international sales offices in Brussels, Belgium and Beijing, People's Republic of China. The Company is closing the Brussels sales office and has entered into an agreement with Multimedia and Teleconferencing Systems, Limited located in Berskhire, United Kingdom to manage the Company's international sales operations in Europe, Africa, the Middle East and India. In 1995 and in the first nine months of 1996, revenue from non-U.S. customers represented 22% and 19%, respectively, of total revenues. See Note 10 of Notes to Consolidated Financial Statements. See "Risk Factors -- International Sales."

     The Company believes that the availability of demonstration systems and financing programs significantly enhances its direct sales and marketing efforts. CLI provides videoconferencing equipment to customers and potential customers on a short-term loan or monthly rental basis in order to allow hands-on use of the equipment.

     As of October 1996, the Company had 125 direct sales, marketing and customer support personnel domestically and in three foreign countries.

CUSTOMER SERVICE AND SUPPORT

     The Company believes that customer service and support are important competitive factors. CLI provides service and support in more than 50 countries worldwide either directly or in conjunction with its distributors, Resellers and contract service providers. CLI and its contract service providers typically provide comprehensive support to all customers to which CLI sells direct. Customers who buy CLI products indirectly generally receive their primary level of support from CLI's Resellers and supplemental support from CLI. All distributors, Resellers and service providers are trained by the Company to provide the appropriate level of service for the Company's products. CLI's service strategy for much of its product line is predicated on designing products with diagnostic capabilities and maintaining a toll-free Customer Support Hotline staffed by technical support personnel who diagnose problems remotely. The remote diagnostic capabilities of many of CLI's products often allow the Company's Technical Support Center personnel to cost-effectively service its products without requiring on-site service visits. To further augment CLI's service capabilities, CLI signed an agreement in late 1995 with Lucent Technologies under which Lucent Technologies will supply technicians who will provide installation and service for designated CLI videoconferences customers throughout the United States. See "Risk Factors -- Appearance of Viability."

     The Company provides installation and on-site service through its regionally deployed technical support staff in select major cities or regional, national, or multinational third-party service providers. The Company offers a variety of maintenance plans to accommodate the various maintenance requirements in the marketplace. Historically, maintenance revenue has been less than 10% of total revenues.

     CLI generally warrants its products to be free of defects in materials and workmanship for periods ranging from three months to fourteen months from date of shipment or twelve months from date of installation, depending on the product. To date, defective product returns have not been material.

CUSTOMERS

     The Company's products have been sold to organizations in such diverse industries as aerospace, banking, communications, education, electronics, food and consumer products, and pharmaceuticals, as well as in government and telemedicine. In 1994, 1995, and the first nine months of 1996, there was no single customer that accounted for greater than 10% of total revenues. In 1993, sales to two customers accounted for approximately 17% and 10% of total revenues, respectively. During 1993, 1994, 1995, and the first nine months of 1996, sales to international customers represented approximately 13%, 18%, 22%, and 19%, respectively, of the Company's total revenues.

RESEARCH AND DEVELOPMENT

     Since its inception, the Company has recognized that a strong technical base is essential to its long-term success and has made a substantial investment in research and development. The Company's total research and development expenditures in 1993, 1994, 1995, and the first nine months of 1996, aggregated $13.4 million, $15.1 million, $14.8 million and $10.5 million, respectively. Research and development expenditures consisted of research and development expense, cost of revenues related to research and development contracts and capitalized software development costs are summarized in the table in "Management's Discussion and Analysis of Financial Condition and Results of Operations -- "Research and Development Expense."

     The videoconferencing market is characterized by rapid and significant change in technology and user needs, requiring substantial product development expenditures. These changes have resulted in frequent product introductions characterized by better picture quality at lower bandwidths and reduced prices. The Company's ongoing videoconferencing research and development efforts are focused on continued improvements in its CDV technology, product developments and product enhancements. The Company's future success in this market will depend to a large extent on its ability to maintain its competitive technological position and to continue to develop, on a cost effective and timely basis, technologically advanced videoconferencing products that meet changing user needs. There can be no assurance that the Company's product development efforts will be successful. See "Risk Factors -- Product Development and Rapid Technological Change."

COMPETITION

     The Company believes that the market for videoconferencing systems ranges from applications for more formal meetings that require very high picture quality using higher bandwidths, to applications such as informal meetings in which reduced picture quality at lower bandwidths is acceptable in return for significantly lower equipment and transmission costs.

     The Company believes that the principal competitive factor in the videoconferencing market is the ability to provide easy-to-use, cost effective, enterprise-wide videoconferencing solutions. Performance, price, picture quality, audio quality, bandwidth flexibility, network compatibility, standards compliance, reliability, ease of use and diversity of features are important product features; distribution and customer support are also important service factors. While the relative importance of these factors varies from customer to customer, CLI believes that it is competitive in each of these areas.

     At the higher bandwidths, the Company believes that VTEL Corporation, General Plessey Telecommunications and British Telecom in the United Kingdom are currently its major competitors, although other companies have developed or may develop such systems. In addition, PictureTel Corporation has made increasing attempts to enter the high bandwidth markets by extending the performance of their systems. At lower bandwidths, the Company believes that PictureTel Corporation, Sony Corporation and VTEL Corporation are its primary competitors. The Company expects other competitors, some with significantly greater marketing, technical and financial resources, to enter the videoconferencing systems market. In particular, the Company expects increased competition from Japanese manufacturers, including Nippon Electric Corporation and Hitachi Limited. If the Company cannot continue to offer new videoconferencing products with improved performance and reduced cost, its competitive position will erode. Moreover, competitive price reductions may adversely affect the Company's results of operations.

     In December 1990, the ITU-T adopted a worldwide videoconferencing standard, commonly referred to as H.261 or px64, for transmitting video images over digital networks at data transmission rates ranging from 64 kbps to 2.048 mbps. This standard has become a part of the ITU-T standards, an evolving set of standards which permit interoperability among videoconferencing systems from different vendors. Although acceptance of the ITU-T standards is expected to increase demand for videoconferencing products in general, the widespread acceptance of these standards and other related emerging international standards may make the advantage of the Company's proprietary technology less significant. In particular, the emergence of industry standards may lower barriers to entry and result in increased price competition. See "Risk Factors -- Highly Competitive Industry."

MANUFACTURING

     The Company's manufacturing organization performs materials planning, production scheduling, mechanical assembly, board testing, system integration, burn-in, and final system testing of videoconferencing codec and integrated systems. The organization performs quality assurance testing on selected purchased parts, board assemblies and finished products during the course of the manufacturing process. Some components are purchased through a small number of selected component distributors who provide completed assemblies for printed circuit boards. The parts which come in kits are drop-shipped from the component distributor directly to selected subcontract assembly houses. Some components are purchased directly from various manufacturers, and are assembled and tested at CLI. Some videoconferencing equipment is purchased in its entirety from suppliers and shipped to CLI where it may be integrated and tested to customer specifications.

     The Company uses many standard parts and components for its products. Several of the critical components used in the Company's products, including certain custom and programmable semiconductors, such as the Video Processor, are currently available only from single or limited sources. In addition, the Company relies on a few key vendors for sourcing and turnkey manufacturing of its products. The Company has executed master purchase agreements with some, but not all, of its component distributors and suppliers who provide the kits and component parts. There can be no assurance that the Company will be able to obtain a sufficient quantity of products or components for existing products on acceptable terms to enable it to meet the demand for those products. The Company is currently on a cash or prepay basis with certain of its key suppliers. In addition, certain suppliers have terminated their relationship with the Company. An interruption or reduction in supply of any key components, excessive rework costs associated with defective components, or process errors or the inability to obtain continued reduction of component prices could adversely affect the Company's operating results and could damage customer relationships. See "Risk Factors -- Dependence on Key Vendors."

QUALITY

     CLI has a quality function with a Quality Council assigned to oversee the implementation of a Total Quality Management (TQM) process and culture throughout CLI. A cross-functional TQM council has been organized to support and manage process quality improvement teams which focus on continuous improvement of CLI's various products and processes used throughout the Company. The Company has been granted the International Organization for Standardization (ISO) 9001 certification for its videoconferencing products operations.

PATENTS AND TRADEMARKS

     The Company currently holds six U.S. patents relating to video compression, five of which are jointly held by Charger Industries, Incorporated, a subsidiary of General Instrument Corporation, following the sale of the Company's Broadcast Division in June 1996. The patents cover CLI's scene-adaptive coding and DCT techniques and expire between the year 2000 and the year 2004. These techniques, together with the DXC, CTX and CTX Plus algorithms, serve as the basis of the Company's videoconferencing product lines. The Company also holds three U.S. patents relating to facsimile compression.

     There can be no assurance that the Company's current patents will be upheld as valid. Although the Company believes its patents are valuable, it also believes that its future success depends primarily upon its technical and engineering competence and the creative skills of its personnel.

     In addition to potential patent protection, CLI relies on the laws prohibiting unfair competition, and the laws of copyright, trademark and trade secrets to protect its proprietary rights. The Company also utilizes nondisclosure agreements and internal secrecy procedures.

     The Company believes that its products, trademarks and other proprietary rights do not infringe on the proprietary rights of third parties. From time to time, however, the Company has received communications from third parties asserting that features or content of certain of its products may infringe intellectual property rights of such parties. To date, no such claims have had an adverse effect on the Company's ability to develop and market its products. There can be no assurance, however, that third parties will not assert or prevail in infringement claims against the Company with respect to current or future products or that any such assertion may not require the Company to enter into royalty arrangements or result in costly litigation. For example, Datapoint Corporation has filed suit claiming that certain of the Company's products infringe its patents. See "-- Legal Proceedings." Patent litigation or royalty arrangements entered into to avoid or settle litigation could have a material adverse effect upon the company's business, operating results and financial condition.

EMPLOYEES

     The Company's success depends to a large extent on the skill and competence of its employees. There can be no assurance that the Company will be able to continue to attract, retain and motivate competent employees.

     As of October 31, 1996, the Company employed 364 people full-time in its operations, including 112 in manufacturing, 79 in engineering, research and development, 125 in sales and marketing and 48 in administration. In addition, the Company also employs a number of temporary employees. The Company has also had substantial layoffs and experienced high turnover among its management and executive officers. None of the Company's employees are represented by a collective bargaining agreement. The Company believes its relationship with its employees is good. See "Risk Factors -- Reliance on Key Personnel."

PROPERTIES

     The Company currently occupies 142,700 square feet of office and manufacturing space in a modern industrial park in San Jose, California under a lease which expires in December 2001, and occupies a warehouse facility measuring 26,400 square feet which expires in June 2000. The Company also leases sales offices in various locations on a short-term basis. The Company believes that its facilities are suitable for its videoconferencing business. The Company also believes it can locate and occupy additional facilities as they are needed.

LEGAL PROCEEDINGS

  CIT Group/OSUERF

     On August 24, 1993, the Company filed a complaint against Oklahoma State University Education and Research Foundation, Inc. (OSUERF) in United States District Court claiming that OSUERF breached an exclusive subcontract for the Company to provide equipment to OSUERF under OSUERF's prime contract with the United States Army, TRADOC Division. On November 18, 1993, the Company amended the complaint to add Federal Leasing, Inc. (FLI) as a defendant. On February 4, 1994, the CIT Group/ Equipment Financing Inc. (CIT), as an assignee of FLI's rights under the Financing Agreement, filed a complaint against the Company in United States District Court claiming indemnification from the Company. The Company responded to CIT's complaint by denying the material charging allegations and stating certain affirmative defenses. The OSUERF and CIT actions have been consolidated. On April 21, 1995, CIT filed a second amended complaint asserting, among other things, a claim for fraud against OSUERF. In March 1995, CIT and FLI separately moved for summary judgment against the Company seeking damages in the amount of $2.0 million. The Company opposed the respective motions. By order dated October 11, 1995 the court denied the summary judgment motions of CIT and FLI, respectively.

     Subsequent to the denial of the summary judgment and for a variety of reasons, including the resignation of one judge, the case has been reassigned several times. Due to the recent recusal of another judge, the case is currently unassigned and awaiting reassignment. A pretrial conference is set for January 9, 1997. Discovery has closed. No new trial date has been set.

     The Company on November 19, 1996, entered into a settlement agreement with CIT and FLI whereby the Company has agreed to pay CIT a minimum of $1,800,000 together with interest at 8.44% (in 41 monthly installments of $50,000) plus up to an additional $1,629,921 depending on amounts recovered from OSUERF as well as Southwestern Bell Telephone Company in a related action.

     The Company is currently in settlement discussions with OSUERF as well as Southwestern Bell Telephone Company. The Company believes that the ultimate resolution of this matter will not have a material adverse impact on the Company's consolidated financial position or results of operations.

  Datapoint Corporation

     In a complaint filed December 20, 1993, in the United States District Court in Dallas, Texas, Datapoint Corporation (Datapoint) alleged that the Company had infringed two United States patents owned by Datapoint relating to video conferencing networks. The complaint seeks a judgment of infringement, monetary damages, injunctive relief and reasonable attorney's fees. The Company responded to the complaint on February 16, 1994 by denying the material allegations of the complaint and asserting affirmative defenses. Pursuant to court order, the parties have participated in mediation before a court-appointed mediator. Discovery in the case has commenced. On September 27, 1995, the Company filed a motion to construe the scope of the patent claims at issue in the litigation so as to elucidate whether Datapoint can assert that the Company is infringing the patents in suit, or whether Datapoint's patents are invalid in light of the prior art. On April 24, 1996, a Special Master submitted a report which did not recommend that the Court adopt the Company's positions set forth in the motion.

     The Court on September 16, 1996, adopted the report of the Special Master that the claims of the patents in suit be construed in a manner favorable to the plaintiff, and a trial date of February 3, 1997, has been scheduled. The parties at the request of the Court have filed status reports indicating that additional time will be required to prepare for trial. In the meantime the Company has filed motions to certify for appeal to the Federal Circuit on the issue of claim construction and to stay discovery, which motions are pending.

     The Company believes that it has meritorious defenses to the allegations of the complaint and is pursuing an aggressive defense; however, there can be no assurance that the Company will prevail. If any of the claims were to be decided adversely to the defendants, the Company could be liable for monetary damages to the plaintiff and be subject to injunctive relief. The Company believes that the ultimate resolution of this matter will not have a material adverse impact on the Company's consolidated financial position or results of operations.

  Southwestern Bell Telephone Company

     On April 6, 1995, the Company filed a complaint against Southwestern Bell Telephone Company (SWBT) in Santa Clara, California Superior Court alleging that SWBT intentionally interfered with CLI's contracts with OSUERF and Hughes Network Systems (HNS). SWBT moved to quash service of summons for lack of personal jurisdiction, which motion was granted on July 11, 1995. On July 25, 1995, the Company refiled the complaint in the United States District Court for the Western District of Oklahoma. The complaint was served on SWBT which filed its answer on October 17, 1995, denying the material allegations of the complaint.

     In September 6, 1995, CLI filed its notice of appeal of the Superior Court's order granting SWBT's motion to quash service of summons for lack of personal jurisdiction. The appeal was argued before the California Court of Appeal for the Sixth Appellate District on July 18, 1996. By decision dated July 26, 1996, the Court of Appeals affirmed the holding of the Superior Court.

     The parties subsequently notified the United States District Court for the Western District of Oklahoma to reopen the case and to take it out of administrative closure. On October 2, 1996, the Court issued its Scheduling Order pursuant to which the matter has been set for trial in May 1997, with discovery to close April 1, 1997.

     The Company is currently in settlement discussions with SWBT, as well as OSUERF in the related CIT Group/OSUERF litigation. The Company believes that the ultimate resolution of this matter will not have a material adverse impact on the Company's consolidated financial position or results of operations.

  Philips Consumer Electronics Company

     The Company entered into a Joint Development and Marketing Agreement (JDMA) with Philips Consumer Electronics Company (Philips) dated January 12, 1994, for the supply of certain decoder units discussed in the Jabil matter below. By amendment to the JDMA on May 24, 1995, Philips agreed to pay the Company $2.6 million for all intellectual property jointly developed under the JDMA. In a related license agreement of May 12, 1995, the Company agreed to pay Philips $5.6 million for a license under background patents and other intellectual property. Philips owes the Company $1.3 million under the amendment, $0.9 million of which was due December 29, 1995. The Company owes Philips $3.3 million under the license agreement, $2.1 million of which was due December 29, 1995. The Company believes that Philips has failed to make certain technology disclosures required under the license agreement. The Company has initiated and is engaged in negotiations with Philips regarding disposition of rights and monies owed under the amendment and license agreement. Philips has indicated an interest in reaching a mutually acceptable, amicable solution. The Company believes that the ultimate resolution of this matter will not have a material adverse impact on the Company's consolidated financial position or results of operations.

  Jabil Circuits, Inc.

     To fulfill a purchase order from Philips for the supply of certain decoder units, the Company placed a purchase order with Jabil Circuits, Inc. (Jabil) for the procurement of the component parts and the manufacture of the units. Due to the cancellation of the Philips purchase order, the Company canceled its purchase order with Jabil. By letter dated January 11, 1996, Jabil demanded that the Company issue a purchase order for approximately $6.5 million for the components which were outside the cancellation and reschedule windows. The Company has negotiated with Philips and Jabil regarding the disposition of the component inventory and responsibility for cost of inventory that cannot be disposed of by Jabil. A resolution of the inventory issue has been reached as between Jabil and Philips. CLI has made a claim against Philips for damages associated with the Jabil inventory. The Company believes that the ultimate resolution of this matter will not have a material adverse impact on the Company's consolidated financial position or results of operations.

  Mueller/Shields

     On or about March 15, 1996, a complaint was filed against the Company by Mueller/Shields OME in Superior Court of Orange County, California alleging breach of a marketing research contract. In the action entitled Mueller/Shields OME v. Compression Labs, Inc., Case No. 761079, Mueller/Shields sought $682,425 in compensatory damages, plus attorneys' fees provided by contract. Since the filing of its complaint, Mueller/Shields served notice of its application for a writ of attachment. Following service of the complaint and service of the writ application, the Company and Mueller/Shields reached agreement on the terms of a Settlement Agreement whereby the Company agreed to pay a total of approximately $600,000 (principal and interest) on an installment basis beginning in April 1996 and concluding in September 1996. The total principal and interest has been paid, and the underlying action was dismissed with prejudice on October 9, 1996.

  General

     In the normal course of business, the Company receives and makes inquiries with regard to other possible patent infringement. Where deemed advisable, the Company may seek or extend licenses or negotiate settlements. Outcomes of such negotiations may not be determinable at any point in time; however, management does not believe that such licenses or settlements will, individually or in the aggregate, have a material adverse affect on the Company's consolidated financial position or results of operations.

                                   MANAGEMENT

     The current officers and directors of the Company and their ages as of November 22, 1996 are as follows:

                   NAME                      AGE                    POSITION
-------------------------------------------  ----  -------------------------------------------
T. Gary Trimm..............................    49  President, Chief Executive Officer,
                                                   Principal Financial Officer and Director
Larry L. Enterline.........................    43  Executive Vice President
Dr. Wen H. Chen............................    57  Senior Vice President, Engineering,
                                                   Research and Chief Scientist
Ted S. Augustine...........................    56  Vice President, Sales and Marketing
Michael E. Seifert.........................    38  Vice President, Finance, Treasurer and
                                                   Chief Accounting Officer
Glen R. Jones..............................    55  General Counsel and Secretary
Dr. Arthur G. Anderson(1)(2)...............    69  Director, Chairman of the Board of
                                                   Directors
Robert J. Casale(1)(2).....................    57  Director
Robert B. Liepold(1)(2)....................    70  Director
David A. Wegmann(1)(2).....................    49  Director

---------------

(1) Member of the Audit Committee

(2) Member of the Compensation Committee

     MR. TRIMM has been President, Chief Executive Officer and a member of the Board of Directors since February 1996 and Principal Financial Officer since April 1996. From February 1995 to February 1996, he was Senior Vice President and President, Broadcast Products Group of the Company. From March 1994 to February 1995, he was President of the North American Division of Scientific-Atlanta, Inc. ("S-A"), which supplies advanced analog and digital video systems to the cable and telephone industry. From January 1990 to March 1994, he held the position of President of the Subscriber Systems Division at S-A, where he had general management responsibility for S-A's analog and digital settop business. From April 1988 to March 1990, Mr. Trimm held other senior management positions at S-A, including President of the Spectral Dynamics Division.

     MR. ENTERLINE has been Executive Vice President since July 1996. From January 1996 to July 1996, he was a management consultant to several corporations, including CLI. From 1995 to 1996, Mr. Enterline was President of the World Wide Sales Division at S-A. From 1993 to 1995, he was President of the International Division, where he had general management responsibility for S-A's international sales. From 1989 to 1993, Mr. Enterline held other senior management positions at S-A including Vice President of Business Development.

     DR. CHEN has been Senior Vice President Engineering, Research and Chief Scientist since October 1996. He served as Senior Vice President, Research and Chief Scientist of the Company from September 1989 until October 1996.

     MR. AUGUSTINE has been Vice President, Sales and Marketing since October 1996. He served as Vice President, Worldwide Sales, Videoconferencing Products of the Company from December 1993 until October 1996. From January 1987 to December 1993 he was Vice President, North American Sales, Videoconferencing Products.

     MR. SEIFERT has been Vice President, Finance and Chief Accounting Officer of the Company since April 1996. Mr. Seifert was appointed Treasurer in July 1996. From October 1993 until April 1996, he was the Company's Corporate Controller. Prior to joining the Company, from September 1990 to October 1993, he was Corporate Controller of Sierra Semiconductor Corporation.

     MR. JONES has served as General Counsel and Secretary of the Company since July 1996. From March 1996 to July 1996 he was a contract attorney with Wilson Sonsini Goodrich & Rosati and from May 1995 to December 1995 he was corporate counsel for Kenetech Windpower, Inc. Mr. Jones was Vice

President of Johnson & Higgins from July 1993 to February 1995 and previously was General Counsel and Secretary of TY Lin International from February 1991 to June 1993.

     DR. ANDERSON has served as a member of the Board of Directors of the Company since August 1984 and is currently serving as Chairman of the Board. He is a consultant on science and engineering management and a member of the National Academy of Engineering. Dr. Anderson held various positions with International Business Machines Corporation ("IBM") from 1951 to June 1984, including Director of Research, General Products Division President, Group Executive and Vice President. He retired from IBM in June 1984.

     MR. CASALE has served as a member of the Board of Directors since October 1986. He is currently Group President of the Brokerage Information Services Group of Automatic Data Processing, Inc., a provider of computer and data processing services. From 1986 to 1987 he served as a Managing Director for the Mergers and Acquisitions Division of Kidder Peabody & Co., Incorporated, a securities brokerage and investment banking firm. Mr. Casale is also a director of Provident Mutual Life Insurance Co. and Quantum Corporation.

     MR. LIEPOLD has served as a member of the Board of Directors of the Company since May 1988. Since 1984, he has served as President of Robert B. Liepold, Inc., an advisor to senior corporate management for strategic planning, marketing and organization. He has served as President of KCWB, a television station in Kansas City, Missouri, since 1996.

     MR. WEGMANN has served as a member of the Board of Directors of the Company since May 1981. He has been a private investor since 1988. Mr. Wegmann is also a director of MMI Medical, Inc., Innoserve Technologies, Inc. and Plantronics, Inc.

COMPENSATION OF DIRECTORS

     The Company pays each non-employee director (a person that is elected as a director of the Company or an affiliate of the Company and who is not otherwise employed by the Company or an affiliate of the Company) fees consisting of $5,000 annually plus $750 for each Board of Directors meeting and for each Audit, Executive and Compensation Committee meeting attended. Non-employee directors are also eligible for reimbursement in accordance with Company policy for their expenses incurred in connection with attending meetings of the Board of Directors and the Audit, Executive and Compensation Committees.

     Each non-employee director is also entitled to receive annual non-discretionary annual stock option grants under the Company's 1992 Non-Employee Directors' Stock Option Plan (Directors' Plan). Only non-employee directors of the Company or an affiliate of the Company (as defined in the Code) are eligible to receive options under the Directors' Plan. Options granted under the Directors' Plan are intended by the Company not to qualify as incentive stock options under the Code.

COMPENSATION OF EXECUTIVE OFFICERS

     The following table shows for the fiscal years ended December 31, 1995, 1994 and 1993, compensation paid by the Company, including salary, bonuses, stock options, and certain other compensation, to its current Chief Executive Officer and each of its four other most highly compensated executive officers at December 31, 1995, including two former officers, and one former chief executive officer (the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                           LONG-TERM
                                                                          COMPENSATION
                                                                             AWARDS
                                                 ANNUAL COMPENSATION      ------------
                                               ------------------------    SECURITIES
                                                           BONUS AND       UNDERLYING       ALL OTHER
                                               SALARY    COMMISSIONS(1)    OPTIONS(2)    COMPENSATION(3)
     NAME AND PRINCIPAL POSITION        YEAR     ($)          ($)             (#)              ($)
--------------------------------------  -----  -------   --------------   ------------   ---------------
T. Gary Trimm.........................   1995  201,924       150,000         250,000              --
  President, Chief Executive Officer,    1994       --            --              --              --
  Principal Financial Officer            1993       --            --              --              --
  and Director(4)
Dr. Wen H. Chen.......................   1995  197,370            --          10,000           7,591
  Senior Vice President, Engineering     1994  198,775            --          15,000          11,387
  Research and Chief Scientist           1993  182,891            --          27,500          15,815
Ted S. Augustine......................   1995  156,000        29,796           7,000          12,000
  Vice President, Sales                  1994  156,767        14,016           7,500              --
  and Marketing                          1993  162,020            --          26,500              --
James D. Lakin........................   1995  151,956        37,248          15,000              --
  Former Vice President, Sales and       1994  147,194        47,097           7,500              --
  Marketing, Broadcast Products(5)       1993  134,781            --          10,000              --
John E. Tyson.........................   1995  280,000            --          50,000          30,962
  Former President, Chief Executive      1994  244,500            --          40,000          95,442
  Officer and Chairman of the Board(6)   1993  206,813            --          35,000              --
Robert A. Silver......................   1995  150,000        52,618          25,000           1,498
  Former Vice President, Marketing,      1994  100,962        10,000          50,000              --
  Videoconferencing Products(7)          1993       --            --              --              --

---------------

(1) Amounts shown for 1995 consist of a bonus to Mr. Trimm of $150,000 and commissions to Messrs. Augustine, Lakin and Silver of $29,796, $37,248 and $52,618, respectively. Amounts shown for 1994 consist of a commission to Mr. Augustine of $14,016, a bonus of $25,000, and a commission of $22,097 to Mr. Lakin and a bonus of $10,000 to Mr. Silver.

(2) The Company has no stock appreciation rights (SARs).

(3) Amounts shown for 1995 consist of payments to Messrs. Chen, Augustine and Tyson of $7,591, $12,000 and $30,962, respectively, in lieu of accrued and unused paid time off. As of December 31, 1995, Mr. Silver was owed $1,498 in lieu of accrued and unused paid time off. Amounts shown for 1994 consist of payments to Messrs. Chen and Tyson of $11,387 and $95,442, respectively, in lieu of accrued and unused paid time off. Amount shown for 1993 consists of a payment to Mr. Chen of $15,815 in lieu of accrued and unused paid time off.

(4) Mr. Trimm joined the Company in February 1995 as President, Broadcast Products. Since February 1996, Mr. Trimm has been President, Chief Executive Officer and a member of the Board of Directors.

(5) Mr. Lakin resigned as Vice President, Sales and Marketing, Broadcast Products when the Company's Broadcast division was sold to Charger Industries, Inc.

(6) Mr. Tyson resigned as President, Chief Executive Officer and Chairman of the Board in February 1996. Mr. Tyson has currently entered into a consulting relationship with the Company, at a rate that approximates Mr. Tyson's 1995 base annual salary, that will continue through February 1998. As part of the separation and consulting agreement, Mr. Tyson's stock options continued to vest during the consulting period and became fully vested in August 1996. In addition, the Company has agreed to permit Mr. Tyson to exercise his stock options, except for certain stock options granted in 1988 and 1989, no later than the end of their full ten-year term, or March 1, 2001, whichever occurs first.

(7) Mr. Silver resigned as Vice President, Marketing, Videoconferencing Products in December 1995. As part of a separation agreement entered into with the Company, Mr. Silver continued to receive salary and benefits through May 1996.

EMPLOYMENT CONTRACTS

     In July 1996, the Company entered into employment agreements with each of
T. Gary Trimm, President and Chief Executive Officer of the Company, and Larry
L. Enterline, Executive Vice President of the Company (collectively, the "Executives"). The employment agreements between the Company and each of the Executives provide for an annual salary to each of the Executives of $250,000 and an annual bonus. In addition the Company's employment agreement with Mr. Trimm provided for the grant of an option to purchase 170,000 shares of Common Stock. The Company's employment agreement with Mr. Enterline provided for the grant of an option to purchase 150,000 shares of Common Stock and provided that an option to purchase 75,000 shares of Common Stock previously granted by the Board to Mr. Enterline, become effective at an exercise price equal to the market price of the Common Stock as of the date of Mr. Enterline's employment agreement.

     If the Company terminates the employment of either of the Executives without "Cause" (as defined in the employment agreements), or if either of the Executives voluntarily terminates his employment with "Good Reason" (as defined in the employment agreements), the Company shall continue to pay such Executive his base salary for a period of 52 weeks (the "Severance Period"). The Company shall discontinue such payments if such Executive enters into an activity in competition with the Company or solicits the Company's employees. Following the Severance Period, such Executive shall serve as a consultant to the Company for a period of up to three (3) years. During such consulting period, the Company will pay such Executive a monthly fee equal to the greater of $500 or $125 per hour of consulting services performed during such month, and any options to purchase Common Stock held by such Executive will continue to vest.

STOCK OPTION PLANS

     Stock Option Plan and Supplemental Stock Option. In March 1996, the Board amended the Combined 1980 Stock Plan and 1984 Supplemental Stock Option Plan (the "Option Plans") and reserved 8,000,000 shares for issuance under the Option Plans and the 1984 Employee Stock Purchase Plan. The Option Plans provide for grants of incentive stock options to employees (including officers and employee directors) and nonstatutory stock options, to employees (including officers), directors and consultants of the Company. The Option Plans are administered by the Compensation Committee, which determines recipients and types of awards to be granted, including the exercise price, number of shares subject to the award and the exercisability thereof. The Board may not grant options to purchase more than 400,000 shares per calendar year to an individual employee, consultant or director.

     The term of a stock option granted under the Option Plans generally may not exceed 10 years. The exercise price of options granted under the Option Plans is determined by the Board of Directors but, in the case of an incentive stock option, cannot be less than 100% of the fair market value of the Common Stock on the date of grant or, in the case of 10% stockholders, not less than 110% of the fair market value of the Common Stock on the date of grant, and in the case of a nonqualified stock option, cannot be less than 85% of the fair market value of the Common Stock on the date of grant. Options granted under the Option Plans to new employees and consultants generally will vest at the rate of 1/4 of the shares subject to option on the first anniversary of the date of hire and 1/48th of such shares monthly thereafter. No option may be transferred by the optionee other than by will or the laws of descent or distribution or, in certain limited instances, pursuant to a qualified domestic relations order. An optionee whose relationship with the Company or any related corporation ceases for any reason (other than by death or disability) may exercise options in the three-month period following such cessation (unless such options terminate or expire sooner by their terms) or in such longer period as may be determined by the Board of Directors.

     Shares subject to options which have lapsed or terminated may again be subject to options granted under the Option Plans. Furthermore, the Board of Directors may offer to exchange new options for existing options, with the shares subject to the existing options again becoming available for grant under the Option Plans. In the event of a decline in the value of the Company's Common Stock, the Board of Directors has the authority to offer optionees the opportunity to replace outstanding higher price options with new lower priced options.

     In the event of merger or consolidation involving the Company in which the Company is not the surviving corporation, reverse merger, or liquidation or sale of substantially all of the assets of the Company, all outstanding awards under the Option Plans shall either be assumed or substituted by the surviving entity or such awards will continue in full force and effect. If the surviving entity determines not to assume or substitute such awards, the time during which such awards may be exercised shall be accelerated and the awards terminated if not exercised prior to the merger or consolidation.

     As of November 1, 1996, there were 3,982,481 outstanding options under the Option Plans. The Option Plans will terminate in 1999, unless terminated sooner by the Board of Directors. See Note 9 of Notes to Consolidated Financial Statements.

     Employee Stock Purchase Plan. In March 1996, the Board amended the 1984 Employee Stock Purchase Plan (the "Purchase Plan") to increase the number of shares of Common Stock reserved under the Purchase Plan to 8,000,000 shares of Common Stock combined with the Option Plans. The Purchase Plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Code. Under the Purchase Plan, the Board of Directors may authorize participation by eligible employees, including officers, in periodic offerings. Currently the Board has authorized continuous offerings coinciding with the Company's fiscal quarters.

     Employees are eligible to participate if they are employed by the Company, or an affiliate of the Company designated by the Board of Directors, for at least 20 hours per week and are employed by the Company or a subsidiary of the Company designated by the Board for at least five months per calendar year. However, if an employee would own more than 5% of the Company's Common Stock after participating in the Purchase Plan, such employee shall not be eligible for the Purchase Plan. Employees who participate in an offering can have up to 15% of their earnings withheld pursuant to the Purchase Plan. The amount withheld will then be used to purchase shares of the Common Stock on specified dated determined by the Board of Directors. The price of Common Stock purchased under the Purchase Plan will be equal to 85% of the lower of the fair market value of the Common Stock on the commencement date of each offering period or the last day of each offering period. Employees may end their participation in the offering at any time during the offering period. Participation ends automatically on termination of employment with the Company.

     In the event of a merger or consolidation involving the Company in which the Company is not the surviving corporation, reverse merger, or liquidation or sale of substantially all of the assets of the Company, or certain changes in the beneficial ownership of the Company's securities representing at least a 50% change of such ownership, the Board of Directors has discretion to provide that each right to purchase Common Stock will be assumed or an equivalent right substituted by the successor corporation; the Board may shorten the offering period and provide for all sums collected by payroll deductions to be applied to purchase stock immediately prior to such merger or other transaction.

     The Purchase Plan will terminate in December 1999. The Board has the authority to amend or terminate the Purchase Plan, subject to the limitation that no such action may adversely affect any outstanding rights to purchase Common Stock.

     1992 Non-Employee Directors' Stock Option Plan. In March 1996, the Board amended the 1992 Non-Employee Directors' Stock Plan (the "Directors' Plan") which provides for the automatic grant of options to purchase shares of Common Stock to non-employee directors of the Company in order to increase the number of shares reserved under the Directors' Plan to 168,000 shares of the Company's Common Stock. The Directors' Plan is administered by the Board of Directors, unless the Board delegates administration to a committee comprised of members of the Board.

     Pursuant to the terms of the Directors' Plan, each director of the Company, not otherwise employed by the Company, automatically will be granted an option to purchase 6,000 shares of Common Stock upon election as a director. Finally, each director who continues to serve as a non-employee director will be granted an additional option to purchase 6,000 shares of Common Stock on each anniversary of the date of his or her initial grant. The options granted under the Directors' Plan shall vest in six equal biannual installments commencing on the date six months after the date of grant of option.

     In the event of a merger or consolidation involving the Company in which the Company is not the surviving corporation, reverse merger, liquidation or sale of substantially all of the assets of the Company, or certain changes in the beneficial ownership of the Company's securities representing at least a 50% change of such ownership, then options outstanding under the Directors' Plan will automatically become fully vested and will terminate if not exercised or assumed by any surviving corporation prior to such event.

     No option granted under the Directors' Plan may be exercised after the expiration of ten years from the date it was granted. The exercise price of options under the Directors' Plan will equal the fair market value of the Common Stock on the date of grant. The Directors' Plan will terminate March 2002, unless earlier terminated by the Board.

                       STOCK OPTION GRANTS AND EXERCISES

     The following tables show for the fiscal year ended December 31, 1995 certain information regarding options granted to, exercised by and held at year end by the Named Executive Officers:

                             OPTION GRANTS IN 1995

                                               INDIVIDUALIZED GRANTS                        POTENTIAL REALIZABLE
                          ---------------------------------------------------------------     VALUE AT ASSUMED
                             NUMBER OF                                                      ANNUAL RATES OF STOCK
                            SECURITIES        % OF TOTAL                                     PRICE APPRECIATION
                            UNDERLYING      OPTIONS GRANTED                                  FOR OPTION TERM(3)
                          OPTIONS GRANTED   TO EMPLOYEES IN      EXERCISE      EXPIRATION   ---------------------
          NAME                ($)(1)            1995(2)        PRICE($/SH)        DATE       5% ($)      10% ($)
------------------------  ---------------   ---------------   --------------   ----------   ---------   ---------
T. Gary Trimm...........      250,000             26.6%             7.250       02/15/05    1,139,872   2,888,658
Dr. Wen H. Chen.........       10,000              1.1%             8.313       09/12/05       52,280     132,488
Ted S. Augustine........        7,000               .8%             8.313       09/12/05       36,596      92,741
James D. Lakin..........       15,000              1.6%            10.250       07/25/05       96,693     245,038
John E. Tyson...........       50,000              5.3%            10.250       07/25/05      322,309     816,793
Robert A. Silver(4).....       25,000              2.7%             9.445       04/02/05      148,498     376,322

---------------

(1) Options generally vest in equal installments every six months over a four-year period beginning on the date six months after the date of grant. The options will fully vest upon a change of control, as defined in the Company's option plans, unless the acquiring company assumes the options or substitutes similar options. The Board of Directors may reprice the options under the terms of the Company's option plans.

(2) Based on options exercisable for 938,510 shares granted in 1995.

(3) The potential realizable value is calculated based on the term of the option at its time of grant (10 years). It is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. No gain to the optionee is possible unless the stock price increases over the option term.

(4) The option to purchase 25,000 shares of Common Stock fully lapsed as of March 1, 1996.

    AGGREGATED OPTION EXERCISES IN 1995 AND DECEMBER 31, 1995 OPTION VALUES

                                                                         NUMBER OF
                                                                        SECURITIES            VALUE OF
                                                                        UNDERLYING        UNEXERCISED IN-
                                                                        UNEXERCISED          THE-MONEY
                                                                        OPTIONS AT           OPTIONS AT
                                     SHARES                            DECEMBER 31,         DECEMBER 31,
                                   ACQUIRED ON                            1995(#)             1995($)
                                    EXERCISE           VALUE           EXERCISABLE/         EXERCISABLE/
              NAME                     (#)         REALIZED($)(1)      UNEXERCISABLE      UNEXERCISABLE(2)
---------------------------------  -----------     --------------     ---------------     ----------------
T. Gary Trimm....................      -0-               -0-           78,571/171,429               0/0
Dr. Wen H. Chen..................      -0-               -0-          237,376/ 30,624          74,500/0
Ted S. Augustine.................      -0-               -0-          109,563/ 24,999           1,367/0
James D. Lakin...................      -0-               -0-           73,438/ 24,062               0/0
John E. Tyson....................      -0-               -0-          274,000/ 90,000         178,750/0
Robert A. Silver(3)..............      -0-               -0-                21,875/ 0               0/0

---------------

(1) Value realized is based on the fair market value of the Company's Common Stock on the date of exercise minus the exercise price and does not necessarily indicate that the optionee sold such stock.

(2) Based on the closing price on December 29, 1995 of the Common Stock on the Nasdaq National Market of $6.25 per share.

(3) The number of securities underlying unexercised options at December 31, 1995 does not include options to purchase 53,125 shares of Common Stock that lapsed due to Mr. Silver's resignation. As of March 1, 1996, the remaining options to purchase 21,875 shares of Common Stock lapsed.

                     PRINCIPAL AND SELLING SECURITYHOLDERS

     The following table sets forth certain information regarding the ownership of the Company's class of voting securities as of November 1, 1996 by (i) all those known by the Company to be beneficial owners of more than 5% of its voting securities, (ii) all directors, (iii) each of the "Named Executive Officers",
(iv) all officers and directors of the Company as a group and (v) the Selling Securityholders.

                                                                              APPROXIMATE PERCENT OF CLASS(1)
                                            BENEFICIAL       SHARES TO BE
      DIRECTORS, OFFICERS, SELLING         OWNERSHIP OF       SOLD IN THE     --------------------------------
  SECURITYHOLDERS AND 5% STOCKHOLDERS     COMMON STOCK(1)      OFFERING       BEFORE OFFERING   AFTER OFFERING
----------------------------------------  ---------------   ---------------   ---------------   --------------
Infinity Investors Limited(2)...........     2,179,762         2,179,762            11.7%                *
  27 Wellington Road
  Cork, Ireland
Thomson Consumer Electronics S.A........       883,599                 0             4.7%             4.7%
  9, place de Vosges, La Defense 5
  Courbevoie, Cedex 66
  92050 Paris La Defense, France
TCW Group, Incorporated.................       789,800                 0             4.2%             4.2%
  865 Fiqueroa Street
  Los Angeles, CA 90017
Ted S. Augustine(3).....................       126,217                 0               *                 *
Dr. Arthur G. Anderson(3)...............       133,700                 0               *                 *
Robert J. Casale(3).....................        91,500                 0               *                 *
Dr. Wen H. Chen(3)......................       260,658                 0             1.4%             1.3%
James D. Lakin(3).......................        75,313                 0               *                 *
Robert B. Liepold(3)....................        85,000                 0               *                 *
Robert A. Silver........................             0                 0               *                 *
John E. Tyson(3)........................       317,699                 0             1.7%             1.7%
T. Gary Trimm(3)........................       145,714                 0               *                 *
David A. Wegmann(3).....................        92,000                 0               *                 *
All executive officers and directors as
  a group (10 persons)(3)...............       843,967                 0             5.1%             5.1%
     OTHER SELLING SECURITYHOLDERS
Seacrest Capital Limited(2).............       519,480           519,480               *                 *
  27 Wellington Road
  Cork, Ireland
Brown Simpson LLC(2)....................        50,000            50,000               *                 *
  Carnegie Hall Tower
  152 West 57th Street, 40th Floor
  New York, New York 10019
Alpine Capital Partners(2)..............        50,000            50,000               *                 *
  645 Fifth Avenue, 17th Floor
  New York, New York 10022

---------------

* Less than 1%

(1) This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13G's filed with the Securities and Exchange Commission (the "SEC"). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 18,663,295 shares of Common Stock outstanding on November 1, 1996, including the conversion of Series C Stock and the exercise of the Warrants adjusted as required by rules promulgated by the SEC.

(2) The shares of Common Stock offered hereby by the Selling Securityholders are issuable upon conversion of an aggregate of 350,000 shares of the Company's Series C Stock (275,000 shares held by Infinity Investors, Limited ("Infinity") and 75,000 shares held by Seacrest Capital Limited ("Seacrest")) and exercise of Warrants to purchase an aggregate of 375,000 shares of Common Stock (warrants to purchase 275,000 shares issued to Infinity, warrants to purchase 50,000 shares issued to Brown Simpson, LLC and warrants to purchase 50,000 shares issued to Alpine Capital Partners, Inc.). The number of shares registered pursuant to this Prospectus has been determined by agreement between the Company, Infinity and Seacrest. The number of shares of Common Stock that will ultimately be issued to Infinity and Seacrest upon conversion of the Series C Stock and offered hereby is dependent upon a conversion formula which relies in part on the closing bid price of the Common Stock for the 5 trading days immediately preceding the date(s) of conversion and therefore cannot be determined at this time. The terms of the Financing limit the conversion rights of the holders of Series C Stock such that the maximum number of shares of Common Stock issuable upon the conversion of Series C Stock may not exeed 4.9% of the then issued and outstanding shares of Common Stock following such conversion, which limit may be waived at the option of Infinity or Seacrest, as the case may be.

(3) Includes shares that certain executive officers, directors and former executive officers of the Company have the right to acquire within 60 days after November 1, 1996 pursuant to exercise of outstanding options as follows: Ted S. Augustine, 124,020 shares; Dr. Arthur G. Anderson, 107,750 shares; Robert J. Casale, 90,000 shares; Dr. Wen H. Chen, 256,438 shares; James D. Lakin, 75,313 shares; Robert B. Liepold, 85,000 shares; T. Gary Trimm, 145,714 shares; John E. Tyson, 260,000 shares; David A. Wegmann, 90,000 shares; and all executive officers and directors as a group, 959,796 shares.

                              PLAN OF DISTRIBUTION

     The Company has registered 2,799,242 shares of its Common Stock (the "Shares") issuable to the Selling Securityholders upon conversion of Series C Stock and upon the exercise of the Warrants held by the Selling Securityholders, pursuant to registration rights held by the Selling Securityholders. The Company has been advised that all or part of the Shares may be offered by the Selling Securityholders from time to time in transactions on the Nasdaq National Market System, in privately negotiated transactions, through the writing of options on the Shares or a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The methods by which the Shares may be sold may include, but not be limited to, the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account; (c) an exchange distribution in accordance with the rules of such exchange; (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers;
(e) privately negotiated transactions; (f) short sales; and (g) a combination of any such methods of sale. In effecting sales, brokers or dealers engaged by the Selling Securityholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the Selling Securityholders or from the purchasers in amounts to be negotiated immediately prior to the sale. The Selling Securityholders may also sell such shares in accordance with Rule 144 under the Securities Act.

     From time to time the Selling Securityholders may engage in short sales, short sales against the box, puts and calls and other transactions in securities of the Company or derivatives thereof, and may sell and deliver the shares in connection therewith. From time to time Selling Securityholders may pledge their Shares pursuant to the margin provisions of their respective customer agreements with their respective brokers. Upon a default by a Selling Securityholder, the broker may offer and sell the pledged shares of Common Stock from time to time.

     The Company has agreed to use its best efforts to maintain the effectiveness of the registration of the Shares being offered hereunder until October 24, 1999 or such earlier date when all of the shares being offered hereunder have been sold or may be sold without volume or other restrictions pursuant to Rule 144 or Rule 144A under the Securities Act, as determined by counsel to the Company pursuant to a written opinion letter.

     None of the proceeds from the sale of the Shares by the Selling Securityholders will be received by the Company. No underwriting commissions or discounts will be paid by the Company in connection with this offering. The Company has agreed to bear certain expenses, including the fees and expenses of counsel to the Selling Securityholders in connection with the registration and sale of the Shares being offered by the Selling Securityholders. The Company has agreed to indemnify the Selling Securityholders against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended (the "Securities Act").

     The Selling Securityholders and any broker-dealers who act in connection with the sale of Shares hereunder may be deemed to be "underwriters" as that term is defined in the Securities Act, and any commissions received by them and profit on any resale of the Shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

     No person is authorized in connection with any offering made hereby to give any information or to make any representation not contained or incorporated by reference in this Prospectus, and any information or representation not contained or incorporated herein must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, by any person in any jurisdiction in which it is unlawful for such person to make such offer or solicitation. Neither the delivery of this Prospectus at any time nor any sale made hereunder shall, under any circumstances, imply that the information herein is correct as of any date subsequent to the date hereof.

     The Selling Securityholders have advised the Company that, during such time as they may be engaged in a distribution of the shares of Common Stock included herein, they will comply with Rules 10b-6 and 10b-7 under the Exchange Act and, in connection therewith, the Selling Securityholders have agreed not to engage in any stabilization activity in connection with any securities of the Company, to furnish copies of this Prospectus to each broker-dealer through which the shares of Common Stock included herein may be offered, and not to bid for or purchase any securities of the Company or attempt to induce any person to purchase any securities of the Company except as permitted under the Exchange Act. The Selling Securityholders have also agreed to inform the Company and broker-dealers through whom sales may be made hereunder when the distribution of the shares is completed.

     Rule 10b-6 under the Exchange Act prohibits participants in a distribution from bidding for or purchasing for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Rule 10b-7 under the Exchange Act governs bids and purchases made to stabilize the price of a security in connection with a distribution of the security.

                          DESCRIPTION OF CAPITAL STOCK

     CLI's Restated Certificate of Incorporation authorizes the issuance of 25,153,658 shares of Common Stock, $.001 par value, and 4,000,000 shares of preferred stock, $.001 par value ("Preferred Stock").

COMMON STOCK

     As of November 1, 1996, there were 15,864,053 shares of Common Stock outstanding held of record by approximately 920 holders of record excluding the conversion of the Series C Stock and the exercise of the Warrants. A total of 8,312,967 shares were reserved on that date for issuance upon exercise of outstanding options and outstanding warrants. The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Subject to preferences that may be applicable to any Preferred Stock which may be outstanding, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of CLI, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding Preferred Stock. Holders of Common Stock have no preemptive rights and have no rights to convert their Common Stock into any other securities. The outstanding shares of Common Stock are fully paid and nonassessable.

PREFERRED STOCK

     The Board of Directors has the authority to issue the Preferred Stock in one or more series, to fix the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued shares of Preferred Stock and to fix the number of shares constituting any series and the designations of such series, without any further vote or action by the stockholder. The Board of Directors, without stockholder approval, can issue Preferred Stock with voting and conversion rights which could adversely affect the voting power of the holders of Common Stock. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company.

     As of November 1, 1996, 350,000 shares of Preferred Stock were designated as Series C Convertible Preferred Stock ("Series C Stock"). There are no outstanding shares of Series B Stock and there are 350,000 outstanding shares of Series C Stock held of record by the Selling Securityholders. Pursuant to the Convertible Preferred Stock Purchase Agreement dated October 24, 1996 between the Company and the Selling Securityholders (the "Stock Purchase Agreement"), the Company may issue up to 350,000 shares of Series D Convertible Preferred Stock and up to 350,000 shares of Series E Convertible Preferred Stock. If issued, the rights, preferences, privileges and restrictions of the Series D Convertible Preferred Stock and the Series E Convertible Preferred Stock will be similar to those of the Series C Stock as set forth below, except for certain differences in the conversion rights.

     The holders of Series C Stock are entitled to a 4% cumulative dividend, payable quarterly in cash or Common Stock (at the option of the Company). The Series C Stock has no voting rights except that a vote of a majority of the shares of Series C Stock is required for any adverse change to the rights and preferences of the Series C Stock and the creation of any class of stock senior to the Series C Stock. The Series C Stock is convertible into Common Stock at a rate equal to $20 divided by the lesser of
(i) $4.225 or (ii) 80% of the five trading days (the "Per Share Market Value") preceding conversion. The number of shares of Common Stock that would be issuable upon the conversion of Series C Preferred shall be reduced if the Per Share Market Value exceeds $4.225 by 50%. In addition, if the number of shares of Common Stock issuable upon the conversion of Series C Stock is greater than 19.9% of the total number of outstanding shares of the Company's Common Stock, the excess number of shares of Common Stock shall be redeemed by the Company. Upon a liquidation, the Series C Stock shall be redeemed on an as-converted basis at a price equal to 125% multiplied by the conversion ratio, as adjusted, multiplied by the Per Share Market Value, as adjusted, the price of the Common Stock at the time of the redemption (the "Redemption Price"). The Company shall have the option to redeem the Series C Stock on 10 days' notice at the Redemption Price.

WARRANTS

     As of November 1, 1996, there were warrants outstanding to purchase: an aggregate of 375,000 shares of the Company's Common Stock at an exercise price of $5.70 per share, 10,000 shares of Common Stock at an exercise price of $7.875 per share, 195,000 shares of Common Stock at an exercise price of $10.75 per share and 546,024 shares of Common Stock at an exercise price of $7.50 per share. Under the Stock Purchase Agreement, the Company will issue warrants to purchase an additional 75,000 shares of Common Stock at a price per share based upon a percentage of the average market price within five days of the issue date, if and when the Company issues the Series D Convertible Preferred Stock. Each warrant contains or will contain provisions for the adjustment of the exercise price and the aggregate number of shares issuable upon exercise of the warrant under certain circumstances, including stock dividends, stock splits, reorganizations, reclassification and consolidations.

SERIES A JUNIOR PARTICIPATING PREFERRED STOCK -- STOCKHOLDER RIGHTS PLAN

     In July 1991, the Board of Directors of the Company declared a dividend of one preferred share purchase right for each outstanding share of Common Stock held as of August 15, 1991. The description and terms of such rights are set forth in an Amended and Restated Rights Agreement dated as of January 29, 1993, between the Company and The First National Bank of Boston, as successor Rights Agent (the "Rights Plan"). The Rights Plan is designed to deter coercive or unfair takeover tactics and to prevent an acquiring entity from gaining control of the Company without offering a fair price to all of the Company's stockholders.

     Each right entitles holders of the Company's Common Stock to purchase one one-hundredth of a share of Series A Junior Participating Preferred Stock at an exercise price of $100.00, subject to adjustment in certain cases to prevent dilution. The rights are not exercisable or transferable apart from the Common Stock until the earlier of 10 days after the date on which a person or group has acquired beneficial ownership of 15% or more of the Common Stock (an "Acquiring Entity") or 10 business days after the public announcement of the commencement of a tender or exchange offer that would result in the Acquiring Entity owning 15% or more of the Common Stock. Further, the rights generally entitle each right holder (except the Acquiring Entity) to purchase that number of shares of the Company's Common Stock which have a market value equal to twice the exercise price of the right, if any person becomes the beneficial owner of 15% or more of the Common Stock. If an Acquiring Entity purchases at least 15% of the Company's Common Stock, but has not acquired 50%, the Board of Directors may exchange the rights (except those of the Acquiring Entity) for one share of Common Stock per right. In addition, under certain circumstances, if the Company is involved in a merger or other business combination in which the Company is not the surviving corporation, the rights entitle the holder to buy common stock of the Acquiring Entity with a market value of twice the exercise price of each right.

     The Company is generally entitled to redeem the rights for $.01 per right at any time until 20 days following a public announcement that a 15% stock position has been acquired and in certain other circumstances. The Company may amend the rights in any manner until such time as a person becomes an Acquiring Entity; after such time, the Company may amend the rights in any manner which would not adversely effect the interests of the holders of the rights. The rights, which do not have voting rights, will expire on August 15, 2001, unless redeemed or exchanged earlier by the Company pursuant to the Rights Plan.

     There can be no assurance that the Rights Plan would be enforceable as currently in effect.

CLASSIFIED BOARD OF DIRECTORS

     The Company's Restated Certificate of Incorporation provides that the Board of Directors is divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors, with each class having a three-year term. Each director serves for a term ending on the date of the third annual meeting of stockholders following the annual meeting at which the director is elected, or until his earlier death, resignation or removal. In the event of a vacancy on the Board of Directors, unless the Board of Directors otherwise determines, the Restated Certificate of Incorporation permits the remaining members of the Board of Directors or the holders of a majority of the outstanding shares of the Company entitled to vote on the election of directors to fill such vacancy, and the director selected may serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director's successor is elected and qualified. The Board of Directors is presently comprised of five members.

REGISTRATION RIGHTS

     Pursuant to a Registration Rights Agreement entered into by the Company and the Selling Securityholders, the Company has granted the Selling Securityholders and their transferees rights to have the shares of Common Stock issuable upon conversion of Series C Stock or upon exercise of the warrants registered for resale pursuant to an effective registration within 90 days of the closing date. This Prospectus is the result of such rights. The Company has agreed to keep this Prospectus effective for three years or until all of the remaining registered shares can be resold pursuant to Rule 144 of the Act in any three month period. Holders of registration rights also have unlimited rights to participate in registered public offerings by the Company. These rights are subject to certain conditions, including the right of the Company to defer a proposed offering for not more than 60 days upon its good faith determination that it would be disadvantageous to the Company.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Common Stock and Preferred Stock is The First National Bank of Boston.

                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Cooley Godward LLP.

                                    EXPERTS

     The consolidated financial statements and schedules of Compression Labs, Incorporated and subsidiaries as of December 31, 1993, 1994 and 1995, and for each of the years in the three-year period ended December 31, 1995, have been audited by KPMG Peat Marwick LLP, independent auditors, as set forth in their reports included herein, and has been incorporated herein in reliance upon such reports and upon the authority of said firm as experts in accounting and auditing.

                                 NO SALESPERSON

     No dealer, salesperson or any other person has been authorized to give any information or to make any representation not contained in this Prospectus in connection with the offer made hereby. If given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the Shares or an offer to sell or solicitation of an offer to buy to any person in any jurisdiction in which such an offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that the information contained herein is correct as of any time subsequent to the date hereof.

                             ADDITIONAL INFORMATION

     The Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files annual and quarterly reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected at the Commission's Public Reference Section, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, as well as at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Common Stock of the Company is quoted on the Nasdaq National Market. Reports and other information concerning the Company may be inspected at the National Association of Securities Dealers, Inc. at 1735 K Street N.W., Washington, D.C. 20006.

     A Registration Statement on Form S-1, relating to the Common Stock offered hereby has been filed by the Company with the Securities and Exchange Commission (the "Commission"). This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. For further information with respect to the Company and the Common Stock offered hereby, reference is made to such Registration Statement, exhibits and schedules. A copy of the Registration Statement may be inspected by anyone without charge at the public reference facilities maintained by the Commission at 450 Fifth Street N.W., Judiciary Plaza, Washington, D.C. 20549, and copies of all or any part thereof may be obtained from the Commission upon the payment of certain fees prescribed by the Commission.

     The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information filed electronically with the Commission. The address of the site is http://www.sec.gov.

                         COMPRESSION LABS, INCORPORATED

                         INDEX TO FINANCIAL STATEMENTS

Report of KPMG Peat Marwick LLP, Independent Auditors.................................  F-2
Financial Statements:
  Consolidated Statements of Operations...............................................  F-3
  Consolidated Balance Sheets.........................................................  F-4
  Consolidated Statements of Stockholders' Equity.....................................  F-5
  Consolidated Statements of Cash Flows...............................................  F-6
  Notes to Consolidated Financial Statements..........................................  F-7

             REPORT OF KPMG PEAT MARWICK LLP, INDEPENDENT AUDITORS

The Stockholders And Board Of Directors
  Compression Labs, Incorporated

     We have audited the accompanying consolidated balance sheets of Compression Labs, Incorporated and subsidiaries as of December 31, 1994 and 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Compression Labs, Incorporated and subsidiaries as of December 31, 1994 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          /s/ KPMG PEAT MARWICK

KPMG Peat Marwick LLP
San Jose, California
March 13, 1996

                         COMPRESSION LABS, INCORPORATED

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                 NINE MONTHS ENDED
                                                    YEAR ENDED DECEMBER 31,        SEPTEMBER 30,
                                                 -----------------------------   -----------------
                                                  1993       1994       1995      1995      1996
                                                 -------   --------   --------   -------   -------
                                                                                    (UNAUDITED)
Revenues.......................................  $95,095   $114,958   $112,979   $86,224   $65,612
  Cost of revenues.............................   66,967     70,904     79,359    51,987    36,232
                                                 -------   --------   --------   -------   -------
     Gross margin..............................   28,128     44,054     33,620    34,237    29,380
Operating expenses:
  Selling, general and administrative..........   29,646     38,153     42,761    29,199    26,786
  Research and development.....................   10,452     10,158      9,974     6,934     9,472
  Settlement of litigation.....................       --         --        897       897        --
                                                 -------   --------   --------   -------   -------
     Total operating expenses..................   40,098     48,311     53,632    37,030    36,258
                                                 -------   --------   --------   -------   -------
     Net loss from operations..................  (11,970)    (4,257)   (20,012)   (2,793)   (6,878)
                                                 -------   --------   --------   -------   -------
Interest income................................      620        177        114       102        21
Interest expense...............................     (834)      (798)    (1,142)     (864)     (683)
Net loss from continuing operations............  (12,184)    (4,878)   (21,040)   (3,555)   (7,540)
Discontinued operations:
  Income (loss) from operations................    8,701      4,985     (1,941)    1,374        --
  Loss on disposal.............................       --         --    (34,601)       --        --
                                                 -------   --------   --------   -------   -------
     Net income (loss) from discontinued
       operations..............................    8,701      4,985    (36,542)    1,374        --
                                                 -------   --------   --------   -------   -------
     Net income (loss).........................  $(3,483)  $    107   $(57,582)  $(2,181)  $(7,540)
                                                 =======   ========   ========   =======   =======
Net income (loss) per share:
  Net loss from continuing operations..........  $ (1.04)  $  (0.32)  $  (1.37)  $ (0.23)  $ (0.48)
  Net income (loss) from discontinued
     operations................................     0.74       0.33      (2.39)     0.09        --
                                                 -------   --------   --------   -------   -------
  Net income (loss) per share..................  $ (0.30)  $   0.01   $  (3.76)  $ (0.14)  $ (0.48)
                                                 =======   ========   ========   =======   =======
Weighted average common shares and common share
  equivalents outstanding......................   11,666     15,160     15,304    15,191    15,616
                                                 =======   ========   ========   =======   =======

          See accompanying Notes to Consolidated Financial Statements.

                         COMPRESSION LABS, INCORPORATED

                          CONSOLIDATED BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                DECEMBER 31,
                                                             -------------------     SEPTEMBER 30,
                                                               1994       1995           1996
                                                             --------   --------     -------------
                                                                                      (UNAUDITED)
                          ASSETS
Current assets
  Cash and cash equivalents................................  $ 11,319   $ 12,638       $   5,761
  Accounts receivable, less allowance for doubtful accounts
     of $1,992 in 1994, $10,028 in 1995, and $6,848 in
     1996..................................................    54,470     46,798          31,565
  Inventories..............................................    29,511     22,821          12,640
  Other current assets.....................................     2,715      1,096             749
                                                             --------   --------        --------
     Total current assets..................................    98,015     83,353          50,715
                                                             --------   --------        --------
Property and equipment
  Furniture and fixtures...................................     5,273      9,551           8,242
  Machinery and equipment..................................    32,675     25,802          22,835
  Equipment under capital lease............................     2,185      2,090              --
                                                             --------   --------        --------
                                                               40,133     37,443          31,077
  Accumulated depreciation and amortization................   (19,251)   (20,171)        (19,911)
                                                             --------   --------        --------
                                                               20,882     17,272          11,166
Capitalized software, net..................................    11,868      3,828           3,560
Other assets...............................................       886        300             285
                                                             --------   --------        --------
     Total assets..........................................  $131,651   $104,753       $  65,726
                                                             ========   ========        ========
           LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Short-term debt..........................................  $  9,803   $ 13,452       $  12,408
  Current portion of capital lease obligations.............       750        506              --
  Accounts payable.........................................    20,040     26,169          11,394
  Accrued liabilities......................................     6,362     21,689           7,951
  Deferred revenue.........................................     7,240      6,278           4,748
                                                             --------   --------        --------
     Total current liabilities.............................    44,195     68,094          36,501
                                                             --------   --------        --------
Long-term debt and capital lease obligations...............       494        985              --
Stockholders' equity
  Preferred stock --
     Undesignated preferred stock, $.001 par value;
       4,000,000 shares authorized; none issued or
       outstanding.........................................        --         --              --
  Common stock --
     $.001 par value; 25,153,658 shares authorized; shares
       issued and outstanding: 14,655,745 in 1994,
       15,491,475 in 1995, and 15,863,788 in 1996..........        15         15              16
  Additional paid-in capital...............................   114,402    120,696         121,786
  Accumulated deficit......................................   (27,455)   (85,037)        (92,577)
                                                             --------   --------        --------
     Total stockholders' equity............................    86,962     35,674          29,225
                                                             --------   --------        --------
     Total liabilities and stockholders' equity............  $131,651   $104,753       $  65,726
                                                             ========   ========        ========

          See accompanying Notes to Consolidated Financial Statements.

                         COMPRESSION LABS, INCORPORATED

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                   COMMON STOCK     ADDITIONAL
                                                  ---------------    PAID-IN     ACCUMULATED
                                                  SHARES   AMOUNT    CAPITAL       DEFICIT      TOTAL
                                                  ------   ------   ----------   -----------   -------
Balances at December 31, 1992...................  11,408    $ 11     $  80,945    $ (24,079)   $56,877
  Exercises of common stock options.............     296       1         1,776           --      1,777
  Sale of common stock to employees.............     100      --           976           --        976
  Sale of common stock to investors, net of
     issuance costs of $171.....................     700       1         9,702           --      9,703
  Issuance of common stock under warrants.......     241      --         1,729           --      1,729
  Net loss......................................      --      --            --       (3,483)    (3,483)
                                                  ------     ---      --------      -------    -------
Balances at December 31, 1993...................  12,745      13        95,128      (27,562)    67,579
  Exercises of common stock options, including
     income tax benefit of $900.................     163      --         2,173           --      2,173
  Sale of common stock to employees.............     100      --           844           --        844
  Sale of common stock to investors, net of
     issuance costs of $27......................     148      --         1,973           --      1,973
  Conversion of preferred stock to common
     stock......................................   1,435       2        13,756           --     13,758
  Issuance of common stock under warrants.......      65      --           528           --        528
  Net income....................................      --      --            --          107        107
                                                  ------     ---      --------      -------    -------
Balances at December 31, 1994...................  14,656      15       114,402      (27,455)    86,962
  Exercises of common stock options.............     138      --           545           --        545
  Sale of common stock to employees.............     100      --           677           --        677
  Sale of common stock to investors, net of
     issuance costs of $90......................     565      --         4,823           --      4,823
  Issuance of common stock under warrants.......      32      --           249           --        249
  Net loss......................................      --      --            --      (57,582)   (57,582)
                                                  ------     ---      --------      -------    -------
Balances at December 31, 1995...................  15,491      15       120,696      (85,037)    35,674
  Exercises of common stock options
     (unaudited)................................     292       1           683                     684
  Sale of common stock to employees
     (unaudited)................................      75      --           364           --        364
  Issuance of common stock under warrants
     (unaudited)................................       6      --            43           --         43
  Net loss (unaudited)..........................      --      --            --       (7,540)    (7,540)
                                                  ------     ---      --------      -------    -------
Balances at September 30, 1996 (unaudited)......  15,864    $ 16     $ 121,786    $ (92,577)   $29,225
                                                  ======     ===      ========      =======    =======

          See accompanying Notes to Consolidated Financial Statements.

                         COMPRESSION LABS, INCORPORATED

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                NINE MONTHS ENDED
                                                  YEAR ENDED DECEMBER 31,         SEPTEMBER 30,
                                                ----------------------------   -------------------
                                                 1993      1994       1995       1995       1996
                                                -------   -------   --------   --------   --------
                                                                                   (UNAUDITED)
Cash flows from operating activities
  Net income (loss)...........................  $(3,483)  $   107   $(57,582)  $ (2,181)  $ (7,540)
  Non-cash expenses included in operations --
     Depreciation and amortization............    9,330    11,104     17,237      8,825      5,229
  Changes in certain assets and liabilities --
     Accounts receivable......................     (212)   (8,702)     2,681     (3,970)     7,137
     Inventories..............................   (1,664)   (2,381)    11,306      2,672       (678)
     Other current assets.....................   (1,198)    1,639      1,657        658        310
     Accounts payable.........................    4,168    (4,614)     6,129       (810)   (14,775)
     Accrued liabilities......................      336       352     15,327      5,289    (13,738)
     Deferred revenue.........................      886     4,615       (962)      (914)    (1,530)
     Discontinued operations..................  (14,519)   (1,400)    11,503     (1,572)    12,638
                                                -------   -------    -------    -------     ------
          Net cash generated by (used in)
            operations........................   (6,356)      720      7,296      7,997    (12,947)
                                                -------   -------    -------    -------     ------
Cash flows from investing activities
  Property and equipment additions............   (8,271)   (9,434)    (7,235)    (5,765)    (2,051)
  Net proceeds from the sale of discontinued
     operations...............................       --        --         --         --     10,528
  Increase in capitalized software............   (4,999)   (6,702)    (9,371)    (7,046)      (978)
  Decrease (increase) in other assets.........      260       853        586     (5,852)        15
                                                -------   -------    -------    -------     ------
          Net cash generated by (used in)
            investing activities..............  (13,010)  (15,283)   (16,020)   (18,663)     7,514
                                                -------   -------    -------    -------     ------
Cash flows from financing activities
  Sales of Series B preferred stock, net......   13,758        --         --         --         --
  Sales of common stock, net..................   14,185     4,618      6,294      6,128      1,091
  Payments of capital lease obligations.......     (224)     (359)      (840)      (608)      (549)
  Collateralized borrowings (payments)........       --        --      1,597      1,855     (1,599)
  Borrowings (payments) under line of credit
     agreements...............................   (1,257)    1,110      2,992      2,979       (387)
                                                -------   -------    -------    -------     ------
          Net cash generated by (used in)
            financing activities..............   26,462     5,369     10,043     10,354     (1,444)
                                                -------   -------    -------    -------     ------
Net increase (decrease) in cash and cash
  equivalents.................................    7,096    (9,194)     1,319       (312)    (6,877)
Cash and cash equivalents at beginning of
  period......................................   13,417    20,513     11,319     11,319     12,638
                                                -------   -------    -------    -------     ------
Cash and cash equivalents at end of period....  $20,513   $11,319   $ 12,638   $ 11,007   $  5,761
                                                =======   =======    =======    =======     ======

          See accompanying Notes to Consolidated Financial Statements.

                         COMPRESSION LABS, INCORPORATED

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND
                  1996 AND AT SEPTEMBER 30, 1996 IS UNAUDITED)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Business

     Compression Labs, Incorporated (the Company) develops, manufactures and markets visual communication systems for business, government, education and healthcare customers globally.

  Principles of Consolidation and Presentation

     The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     The Company's interim fiscal quarters end on the Friday of the thirteenth week following the end of the previous quarter. Accordingly, the actual dates of the end of the third quarters of 1995 and 1996 were September 29 and September 27, respectively. The fiscal year end will remain as December 31. The comparability of the financial statements between years is not materially affected by this presentation.

     The accompanying consolidated balance sheet as of September 30, 1996, the consolidated statements of operations and cash flows for the nine months ended September 30, 1995 and 1996, and the consolidated statement of stockholders' equity for the nine months ended September 30, 1996 are unaudited but include all adjustments of a recurring nature and certain one-time charges that in the opinion of management are necessary for a fair presentation of the periods presented. The consolidated results of operations for the nine months ended September 30, 1996 are not necessarily indicative of the results for any future period.

  Revenue Recognition

     The Company recognizes product revenues at the time of shipment. Revenues from the sale of maintenance contracts are recognized ratably over the term of the respective contract. Research and development contract revenues are recognized under the percentage-of-completion method based on the ratio of costs incurred to estimated total costs for fixed price contracts and on a cost-plus-fee basis on time-and-materials contracts.

  Warranty Costs

     The Company's products are under warranty for periods ranging from 90 days to 14 months. Estimated warranty costs are charged to cost of revenues when the related sales are recognized.

  Income Taxes

     The Company accounts for income taxes under the asset and liability method of accounting. Under the asset and liability method, deferred tax assets and liabilities are recognized based on the future tax consequences attributable to differences between the financial statement carrying amount of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of changes in tax rates is recognized in income in the period that includes the enactment date.

                         COMPRESSION LABS, INCORPORATED

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND
          1996 AND AT SEPTEMBER 30, 1996 IS UNAUDITED) -- (CONTINUED)

     The Company has a valuation allowance as of December 31, 1995 and September 30, 1996 that fully offsets its gross deferred tax assets due to the Company's historical losses and management's belief that, based on currently available evidence, it is more likely than not that the Company will not generate sufficient taxable income to realize any or all of the deferred tax assets.

  Earnings per Share

     Net income per share is computed using the weighted average number of common shares outstanding during each period including dilutive common share equivalents, which consist of common stock options and warrants. Net loss per share is computed using the weighted average number of common shares outstanding. Common share equivalents are not included in the net loss per share calculation because the effect would be anti-dilutive.

  Cash and Cash Equivalents

     Cash and cash equivalents consist of cash on deposit with banks and money market instruments with original maturities of three months or less.

  Concentrations of Credit Risk

     The Company sells its products to distributors and end-users in diversified industries including business, government, education and healthcare. The Company performs ongoing credit evaluations of its customers and generally does not require collateral.

  Inventories

     Inventories are stated at the lower of cost, determined on a first-in first-out basis, or market.

  Property and Equipment

     Property and equipment are stated at cost. Equipment acquired under capital lease obligations is stated at the lower of fair value or the present value of future minimum lease payments at the inception of the lease. Depreciation and amortization are provided over the estimated useful lives of the assets or over the life of the lease, if shorter, using the straight-line method. Field spares are amortized over the estimated life of the related product.

  Capitalized Software

     The Company capitalizes software development costs in accordance with Statement of Financial Accounting Standards (SFAS) No. 86. Amortization of capitalized software begins upon initial product shipment. Software development costs are amortized (a) over the estimated life of the related product, generally thirty-six months, using the straightline method or (b) based on the ratio of current revenues from the related products to total estimated revenues for such products, whichever is greater.

  Fair Value of Financial Instruments

     The carrying amounts of cash, cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate fair values due to the short maturity of those instruments. The carrying amounts of the short-term debt approximates fair value because the interest rates change with market interest rates. The fair value of the longterm debt and capital leases is not estimated but reflects the contractual present value owed to non-related parties.

                         COMPRESSION LABS, INCORPORATED

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND
          1996 AND AT SEPTEMBER 30, 1996 IS UNAUDITED) -- (CONTINUED)

  Recent Accounting Pronouncements

     In March 1995, the Financial Accounting Standards Board issued SFAS No. 121, Accounting for the Impairment of LongLived Assets and for Long-Lived Assets to be Disposed of. SFAS No. 121 becomes effective for fiscal years beginning after December 15, 1995. Adopting SFAS No. 121 is not expected to have a material effect on the Company's consolidated results of operations or financial position.

     In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, Accounting for Stock-Based Compensation. SFAS No. 123 will be effective for fiscal years beginning after December 15, 1995 and will require that the Company either recognize in its consolidated financial statements costs related to its employee stock-based compensation plans, such as stock option and stock purchase plans, or make pro forma disclosures of such costs in a footnote to the consolidated financial statements.

     The Company expects to continue to use the intrinsic value-based method of Accounting Principles Board Opinion (APB) No. 25, as allowed under SFAS No. 123, to account for all of its employee stock-based compensation plans. Therefore, in its consolidated financial statements for fiscal 1996, the Company will make the required pro forma disclosures in a footnote to the consolidated financial statements. Adoption of SFAS No. 123 is not expected to have a material effect on the Company's consolidated results of operations or financial position.

2.  DISCONTINUED OPERATIONS AND RESTRUCTURING

     During November 1995, the Company adopted a strategic plan to discontinue operations of its broadcast products division. This division generally manufactures and sells broadcast video products to commercial end-users. The results for the division have been accounted for as discontinued operations in accordance with APB No. 30, and the consolidated financial statements have been presented to reflect the discontinuation of the division.

     On June 27, 1996 the Company completed the sale of certain assets of its broadcast products division to Charger Industries (Charger), a subsidiary of General Instrument Corporation, in exchange for $12.5 million in cash (subject to post-closing adjustments) and the assumption of $2.0 million in liabilities. Charger assumed past warranty obligations associated with the product family covered by the sale. With the exception of the accounts receivable, the Company disposed of the remaining assets of the division to a separate buyer. The components of net assets of discontinued operations included in the Consolidated Balance Sheets at December 31, 1994 and 1995 and September 30, 1996 are summarized as follows (in thousands):

                                                              1994        1995        1996
                                                             -------     -------     ------
    Accounts receivable, net...............................  $19,920     $14,929     $6,833
    Inventories............................................    6,243      10,859         --
    Property and equipment, net............................    3,288       4,174         --
    Capitalized software...................................    3,916          --         --
    Other assets...........................................       --          38         --
                                                             -------     -------     ------
                                                             $33,367     $30,000     $6,833
                                                             =======     =======     ======

     Revenues from the discontinued division were approximately $46,232,000, $42,029,000 and $36,974,000 for the years ended December 31, 1993, 1994 and
1995, respectively, and $29,035,000 and $11,211,000 for the nine months ended September 30, 1995 and 1996, respectively. The amount of discontinued operations on the 1995 Consolidated Statement of Operations included management's best estimate of the net proceeds expected to be realized on the sale of the assets of the division and the provisions for expected losses to be

                         COMPRESSION LABS, INCORPORATED

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND
          1996 AND AT SEPTEMBER 30, 1996 IS UNAUDITED) -- (CONTINUED)

incurred, including a provision for future operating losses of $1,290,000 expected to be incurred during the phase-out period of the broadcast products division.

     In the first quarter of 1996, the Company decided to restructure the videoconferencing division in order to seek profitability and growth. This resulted in adjustments that were recorded as of December 31, 1995 to carrying values of assets that were impacted -- primarily inventories, capitalized software and accounts receivable. In conjunction with this action, the Company also reduced its workforce in the first quarter of 1996 and identified a number of offices that would be closed. Severance and other expenses associated with this action were reflected in the first quarter of 1996.

3.  UNBILLED RESEARCH AND DEVELOPMENT CONTRACT RECEIVABLES

     At December 31, 1995 and September 30, 1996, the Company had $2,221,000 and $864,000, respectively, of net unbilled receivables relating to research and development contracts, of which $1,634,000 and $701,000 at December 31, 1995 and September 30, 1996, respectively, relates to contracts entered into with Thomson Consumer Electronics, Inc. and North American Philips Corporation. These receivables are generally billable either in quarterly installments or upon the delivery of specified items.

4.  INVENTORIES

     Inventories at December 31, 1994 and 1995 and September 30, 1996 are summarized as follows (in thousands):

                                                             1994        1995        1996
                                                            -------     -------     -------
    Raw materials.........................................  $ 7,521     $ 2,189     $ 2,223
    Work in process.......................................    4,293       3,858       1,584
    Finished products
      Products on hand....................................   13,151      13,488       7,558
      Products under rental and loan agreements...........    4,546       3,286       1,275
                                                                        -------     -------
                                                            $29,511     $22,821     $12,640
                                                                        =======     =======

5.  CAPITALIZED SOFTWARE

     Internal software development costs capitalized by the Company was $4,874,000 in 1993, $6,645,000 in 1994, $9,276,000 in 1995, and $6,951,000 and
$978,000 in the nine months ended September 30, 1995 and 1996, respectively. In addition, the Company purchased software of $125,000 in 1993, $57,000 in 1994, $95,000 in 1995, and $95,000 and $0 in the nine months ended September 30, 1995 and 1996, respectively. Amortization of capitalized software development costs and purchased software was $4,049,000 in 1993, $5,120,000 in 1994, $17,411,000
in 1995, and $2,934,000 and $1,246,000 in the nine months ended September 30, 1995 and 1996, respectively. For the year ended December 31, 1995, total amortization includes $13,340,000 of amortization expense to reduce the carrying value of certain capitalized software relating to product lines for discontinued operations and older-generation product lines for continuing operations. At December 31, 1994 and 1995 and September 30, 1996, capitalized software, net of accumulated amortization, was $11,868,000 (including $192,000 of purchased software), $3,828,000 (including $22,000 of purchased software) and $3,560,000 (including $13,000 of purchased software), respectively.

                         COMPRESSION LABS, INCORPORATED

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND
          1996 AND AT SEPTEMBER 30, 1996 IS UNAUDITED) -- (CONTINUED)

6.  ACCRUED LIABILITIES

     Accrued liabilities at December 31, 1994 and 1995 and September 30, 1996 are summarized as follows (in thousands):

                                                               1994       1995        1996
                                                              ------     -------     ------
    Employee compensation...................................  $3,205     $ 3,202     $2,761
    Accrued expenses, discontinued operations...............      --      13,887      1,028
    Other accrued expenses, continuing operations...........   3,157       4,600      4,162
                                                              ------     -------     ------
                                                              $6,362     $21,689     $7,951
                                                              ======     =======     ======

7.  BANK LINE OF CREDIT AND LONG-TERM DEBT

  Bank Line of Credit

     The Company had a $15,000,000 revolving credit facility bearing interest at the bank's prime rate plus 1%. The line of credit agreement was secured by substantially all of the Company's assets. Under the credit agreement, the Company was required to meet certain financial covenants involving capital spending levels and debt ratio and could not declare or make any cash or stock dividends. The Company was in compliance with these requirements or had obtained a waiver for non-compliance from the bank, as of December 31, 1994 and 1995. At December 31, 1995, the balance outstanding under this line of credit was $12,795,000. In June 1996, this credit facility was terminated.

     In June 1996, the Company obtained a $15,000,000 revolving credit facility with a bank that bears interest at the highest London Interbank Offered Rate (LIBOR), which was 5.39% for October 1996, plus 4.81%, which expires on June 30, 1997. The line of credit agreement is secured by substantially all of the Company's assets. Under the credit agreement, the Company may not declare or make any cash or stock dividends or repurchase stock of the Company. The bank, however, gave its consent to the Company to enter into a financing agreement with Infinity and Seacrest to sell preferred stock that provides for cumulative dividends and to repurchase such preferred stock. See Note 9 of Notes to Consolidated Financial Statements. At September 30, 1996, the balance outstanding under this line of credit was $12,408,000.

  Term Loans

     In 1995, the Company entered into long-term agreements for $2,172,000 bearing interest at rates from 10.76% to 11.48% over thirty-six and forty-eight months. At December 31, 1995, the balances outstanding under these loans were $1,597,000. These loans, which were secured by specific capital assets, were paid off in conjunction with the sale of discontinued operations. See Note 2 of Notes to Consolidated Financial Statements.

8.  COMMITMENTS AND CONTINGENCIES

  Lease Commitments

     The Company leases its facilities and other equipment under operating lease agreements which expire at various dates through 2004. The Company also leases certain manufacturing equipment under capital leases

                         COMPRESSION LABS, INCORPORATED

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND
          1996 AND AT SEPTEMBER 30, 1996 IS UNAUDITED) -- (CONTINUED)

which expire in June 2000. Approximate future minimum lease payments under these lease at December 31, 1995 are as follows (in thousands):

                                                                        CAPITAL     OPERATING
                                   YEAR                                 LEASES       LEASES
    ------------------------------------------------------------------  -------     ---------
    1996..............................................................   $ 592       $ 3,055
    1997..............................................................      58         2,634
    1998..............................................................      19         1,962
    1999..............................................................       8         1,968
    2000..............................................................       4         1,848
    Thereafter........................................................      --         2,626
                                                                          ----       -------
                                                                           681       $14,093
                                                                                     =======
    Less amount representing interest.................................     130
                                                                          ----
                                                                           551
    Less current portion..............................................     506
                                                                          ----
                                                                         $  45
                                                                          ====

     Total operating lease expense was approximately $3,307,000 in 1993, $2,760,000 in 1994 and $3,364,000 in 1995. Accumulated depreciation of equipment under capital leases totaled $943,000 and $1,489,000 at December 31, 1994 and 1995, respectively. Depreciation expense on equipment under capital leases was $250,000 in 1993, $693,000 in 1994 and $739,000 in 1995.

  Contingencies

     CIT Group/OSUERF

     On August 24, 1993, the Company filed a complaint against Oklahoma State University Education and Research Foundation, Inc. (OSUERF) in United States District Court claiming that OSUERF breached an exclusive subcontract for the Company to provide equipment to OSUERF under OSUERF's prime contract with the United States Army, TRADOC Division. On November 18, 1993, the Company amended the complaint to add Federal Leasing, Inc. (FLI) as a defendant. On February 4, 1994, the CIT Group/Equipment Financing Inc. (CIT), as an assignee of FLI's rights under the Financing Agreement, filed a complaint against the Company in United States District Court claiming indemnification from the Company. The Company responded to CIT's complaint by denying the material charging allegations and stating certain affirmative defenses. The OSUERF and CIT actions have been consolidated. On April 21, 1995, CIT filed a second amended complaint asserting, among other things, a claim for fraud against OSUERF. In March 1995, CIT and FLI separately moved for summary judgment against the Company seeking damages in the amount of $2.0 million. The Company opposed the respective motions. By order dated October 11, 1995 the court denied the summary judgment motions of CIT and FLI, respectively.

     Subsequent to the denial of the summary judgment and for a variety of reasons, including the resignation of one judge, the case has been reassigned several times. Due to the recent recusal of another judge, the case is currently unassigned and awaiting reassignment. As a result, all pretrial dates and the trial date originally set for November 4, 1996, have been vacated.

     The Company on November 19, 1996, entered into a settlement agreement with CIT and FLI whereby the Company has agreed to pay CIT a minimum of $1,800,000 together with interest at 8.44% (in 41 monthly installments of $50,000) plus up to an additional $1,629,921 depending on amounts recovered from OSUERF and Southwestern Bell Telephone Company in a related action.

                         COMPRESSION LABS, INCORPORATED

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND
          1996 AND AT SEPTEMBER 30, 1996 IS UNAUDITED) -- (CONTINUED)

     Datapoint Corporation

     In a complaint filed December 20, 1993, in the United States District Court in Dallas, Texas, Datapoint Corporation (Datapoint) alleged that the Company had infringed two United States patents owned by Datapoint relating to video conferencing networks. The complaint seeks a judgment of infringement, monetary damages, injunctive relief and reasonable attorney's fees. The Company responded to the complaint on February 16, 1994 by denying the material allegations of the complaint and asserting affirmative defenses. Pursuant to court order, the parties have participated in mediation before a court-appointed mediator. Discovery in the case has commenced. On September 27, 1995, the Company filed a motion to construe the scope of the patent claims at issue in the litigation so as to elucidate whether Datapoint can assert that the Company is infringing the patents in suit, or whether Datapoint's patents are invalid in light of the prior art. On April 24, 1996, a Special Master submitted a report which did not recommend that the Court adopt the Company's positions set forth in the motion.

     The Court on September 16, 1996, adopted the report of the Special Master that the claims of the patents in suit be construed in a manner favorable to the plaintiff, and a trial date of February 3, 1997, has been scheduled. The parties at the request of the Court have filed status reports indicating that additional time will be required to prepare for trial. In the meantime the Company has filed motions to certify for appeal to the Federal Circuit on the issue of claim construction and to stay discovery, which motions are pending.

     The Company believes that it has meritorious defenses to the allegations of the complaint and is pursuing an aggressive defense; however, there can be no assurance that the Company will prevail. If any of the claims were to be decided adversely to the defendants, the Company could be liable for monetary damages to the plaintiff and be subject to injunctive relief. The Company believes that the ultimate resolution of this matter will not have a material adverse impact on the Company's financial position.

     Southwestern Bell Telephone Company

     On April 6, 1995, the Company filed a complaint against Southwestern Bell Telephone Company (SWBT) in Santa Clara, California Superior Court alleging that SWBT intentionally interfered with CLI's contracts with OSUERF and Hughes Network Systems (HNS). SWBT moved to quash service of summons for lack of personal jurisdiction, which motion was granted on July 11, 1995. On July 25, 1995, the Company refiled the complaint in the United States District Court for the Western District of Oklahoma. The complaint was served on SWBT which filed its answer on October 17, 1995, denying the material allegations of the complaint.

     On September 6, 1995, CLI filed its notice of appeal of the Superior Court's order granting SWBT's motion to quash service of summons for lack of personal jurisdiction. The appeal was argued before the California Court of Appeal for the Sixth Appellate District on July 18, 1996. By decision dated July 26, 1996, the Court of Appeals affirmed the holding of the Superior Court.

     The parties subsequently notified the United States District Court for the Western District of Oklahoma to reopen the case and to take it out of administrative closure. On October 2, 1996, the Court issued its Scheduling Order pursuant to which the matter has been set for trial in May 1997, with discovery to close April 1, 1997.

     The Company is currently in settlement discussions with SWBT, as well as the parties in the related CIT Group/OSUERF litigation. The Company believes that the ultimate resolution of this matter will not have a material adverse impact on the Company's financial position.

                         COMPRESSION LABS, INCORPORATED

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND
          1996 AND AT SEPTEMBER 30, 1996 IS UNAUDITED) -- (CONTINUED)

     Philips Consumer Electronics Company

     The Company entered into a Joint Development and Marketing Agreement (JDMA) with Philips Consumer Electronics Company (Philips) dated January 12, 1994, for the supply of certain decoder units discussed in the Jabil matter below. By amendment to the JDMA on May 24, 1995, Philips agreed to pay the Company $2.6 million for all intellectual property jointly developed under the JDMA. In a related license agreement of May 12, 1995, the Company agreed to pay Philips $5.6 million for a license under background patents and other intellectual property. Philips owes the Company $1.3 million under the amendment, $0.9 million of which was due December 29, 1995. The Company owes Philips $3.3 million under the license agreement, $2.1 million of which was due December 29, 1995. The Company believes that Philips has failed to make certain technology disclosures required under the license agreement. The Company has initiated and is engaged in negotiations with Philips regarding disposition of rights and monies owed under the amendment and license agreement. Philips has indicated an interest in reaching a mutually acceptable, amicable solution. The Company believes that the ultimate resolution of this matter will not have a material adverse impact on the Company's consolidated financial position.

     Jabil Circuits, Inc.

     To fulfill a purchase order from Philips for the supply of certain decoder units, the Company placed a purchase order with Jabil Circuits, Inc. (Jabil) for the procurement of the component parts and the manufacture of the units. Due to the cancellation of the Philips purchase order, the Company canceled its purchase order with Jabil. By letter dated January 11, 1996, Jabil demanded that the Company issue a purchase order for approximately $6.5 million for the components which were outside the cancellation and reschedule windows. The Company has negotiated with Philips and Jabil regarding the disposition of the component inventory and responsibility for cost of inventory that cannot be disposed of by Jabil. A resolution of the inventory issue has been reached as between Jabil and Philips. CLI has made a claim against Philips for damages associated with the Jabil inventory. The Company believes that the ultimate resolution of this matter will not have a material adverse impact on the Company's consolidated financial position.

     Mueller/Shields

     On or about March 15, 1996, a complaint was filed against the Company by Mueller/Shields OME in Superior Court of Orange County, California alleging breach of a marketing research contract. In the action entitled Mueller/Shields OME v. Compression Labs, Inc., Case No. 761079, Mueller/Shields sought $682,425 in compensatory damages, plus attorneys' fees provided by contract. Since the filing of its complaint, Mueller/Shields served notice of its application for a writ of attachment. Following service of the complaint and service of the writ application, the Company and Mueller/Shields reached agreement on the terms of a Settlement Agreement whereby the Company agreed to pay a total of approximately $600,000 (principal and interest) on an installment basis beginning in April 1996 and concluding in September 1996. The total principal and interest has been paid, and the underlying action was dismissed with prejudice on October 9, 1996.

     General

     In the normal course of business, the Company receives and makes inquiries with regard to other possible patent infringement. Where deemed advisable, the Company may seek or extend licenses or negotiate settlements. Outcomes of such negotiations may not be determinable at any point in time; however, management does not believe that such licenses or settlements will, individually or in the aggregate, have a material adverse affect on the Company's consolidated financial position.

                         COMPRESSION LABS, INCORPORATED

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND
          1996 AND AT SEPTEMBER 30, 1996 IS UNAUDITED) -- (CONTINUED)

9.  STOCKHOLDERS' EQUITY

     Preferred Stock

     The Company's Certificate of Incorporation authorize the issuance of 4,000,000 shares of undesignated preferred stock at $.001 par value. On February 1, 1993, Thomson Consumer Electronics S.A. (TCE) purchased 14,900 shares of redeemable Series B convertible preferred stock, par value $.001 for $1,000 per share. The Company received $13,758,000 net of commissions and issuance costs. Each Series B convertible preferred share was convertible into 96.3 shares, or a total of 1,434,900 shares, of the common stock of the Company at $10.384 per share, and carried equivalent voting rights to common stock on an "as if converted" basis. In 1994 TCE converted all of its shares of Series B convertible preferred stock into 1,434,900 shares of the Company's common stock. There were no outstanding shares of Series B Convertible preferred stock at December 31, 1995.

     On October 24, 1996, the Company entered into a purchase agreement (the Agreement) with two institutional investors for the private placement of up to 1 million shares of the Company's convertible preferred stock, $.001 par value, at $20 per share stated value, and warrants to purchase up to 450,000 shares of the Company's common stock. The Company is required to register for resale the common stock underlying the preferred stock and warrants subject to the Agreement.

     Pursuant to the Agreement, the preferred stock is issuable in three installments at the Company's option through approximately December 31, 1997, with each installment being between 180 to 210 days apart. The preferred stock is non-voting and senior to other securities in right of payment of the $20 stated value per share and related unpaid dividends. The dividends are cumulative, accrue at 4% per year on the stated value, without interest, and payable quarterly in cash (at the option of the Company) or shares of common stock. Each preferred share is also convertible into shares of common stock at a ratio equal to the stated value plus unpaid dividends divided by the conversion price, as defined. The conversion price, among other things, is dependent on the average market price, as defined, of the common stock on the preferred stock issue date and the date the conversion option is exercised. The preferred shares become convertible at the option of the holder the earlier of (1) 90 days after the original issue date of the preferred shares or (2) the effective date of the registration statement required by the Agreement. Once the registration statement becomes effective, the preferred shares are convertible at the option of the Company on and after one year after the original issue date of the preferred shares.

     The Agreement also provides for the issuance of warrants to purchase 375,000 shares of common stock under the first installment and 75,000 shares of common stock if issued under the second installment. Warrants issued under the first installment are exercisable at any time and expire after five years, with those issued under the second installment expiring after four years. The exercise price for the warrants is dependent upon a percentage of the average market price within five days of the issue date.

     On October 25, 1996, the Company completed an initial placement of 350,000 shares of Class C Preferred Stock and received approximately $7.0 million net of certain issuance costs, pursuant to the Agreement. The conversion price of Class C Preferred Stock is the lower of $4.225 per share or 80% of the average per share market value for the five days preceding the conversion date. The warrants to purchase 375,000 of common stock expire in October 2001 and are exercisable at $5.70 per share.

  Offering of Common Stock

     In May 1994, the Company sold 147,929 shares of its common stock to Intel Corporation in a private offering for $1,973,000 net of issuance costs. In July 1995, the Company received an aggregate of $4,900,000 relating to the sale of 565,000 shares of newly issued common stock of the Company to an investor at prices equal to an average of market prices on the Nasdaq National Market during a specified period.

                         COMPRESSION LABS, INCORPORATED

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND
          1996 AND AT SEPTEMBER 30, 1996 IS UNAUDITED) -- (CONTINUED)

     Preferred Share Purchase Rights Plan

     In 1991, the Company adopted a Preferred Share Purchase Rights Plan (Rights
Plan) under which, for each outstanding share of the Company's common stock, stockholders received one right, exercisable upon the occurrence of certain events, to purchase one one-hundredth of a share of a new series of preferred stock. In the event that any individual or group acquires 15% or more of the common stock of the Company, the Rights Plan permits the holder of each right, other than the acquiring individual or group, to purchase the Company's common stock having a market value of $200 at a 50% discount. In the event the Company is acquired in a merger or similar transaction in which the Company is not the surviving company, the holder of each right will have the right to purchase common stock of the acquiring company having a market value of $200 at a 50% discount. The Company may, subject to certain conditions, redeem the rights for $.01 each or exchange one share of common stock for each right.

     Employee Stock Option Plans and Stock Purchase Plan

     Under the Company's stock option plans, options to purchase shares of common stock may be granted to employees, directors and consultants at not less than the fair market value at the date of grant, as determined by the Board of Directors, in the case of Incentive Stock Options (ISOs) as defined by the Internal Revenue Code of 1986, as amended, and at not less than 85% of fair market value at the date of grant in the case of options other than ISOs. Options typically vest at six-month intervals over a period of four years and expire after ten years. In the event of employee termination, the Company has the right to cancel any vested options not exercised within 90 days of the termination date. Canceled options are returned to the option plans and are available for future grants.

     In November 1994, the Company agreed to exchange outstanding options to purchase the Company's common stock held by non-officer employees for an equal number of options with an exercise price of $7.63, the then-current fair market value of the Company's common stock. In return, participating employees who chose to exchange their options agreed to vesting schedules for the new options which were delayed compared to vesting schedules for the original options. Options covering a total of 671,727 shares were exchanged under this program. The effect of such exchanged reduced the weighted average exercise price of outstanding options from $10.79 to $9.74 per share. The effect of the exchange has been included in the accompanying table as options granted and canceled. No officer of the Company was allowed to participate in this exchange.

     At December 31, 1995 and September 30, 1996, the Company had 4,190,693 and 4,423,721 shares, respectively, of common stock reserved for the exercise of stock options outstanding under all plans and for future option grants and the issuance of shares under the option plans and the purchase plan. At December 31, 1995 and September 30, 1996, outstanding options to purchase the Company's common stock had a weighted average option price of $8.73 and $8.02, respectively, and 496,240 and 453,660 shares, respectively, were available for future grant under all options and purchase plans. At December 31, 1994 and 1995 and September 30, 1996, outstanding option under the employees stock option plans were exercisable for 2,048,341, 2,277,507 and 1,800,968 shares, respectively.

                         COMPRESSION LABS, INCORPORATED

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND
          1996 AND AT SEPTEMBER 30, 1996 IS UNAUDITED) -- (CONTINUED)

     Options under the employee option plans have been granted, exercised and canceled as follows:

                                                         NUMBER OF SHARES   OPTION PRICE PER SHARE
                                                         ----------------   ----------------------
    Outstanding at December 31, 1992...................      3,218,580         $ 2.88 to $27.13
    Granted in 1993....................................        630,822         $ 8.63 to $14.25
    Exercised in 1993..................................       (296,291)        $ 2.88 to $14.13
    Canceled in 1993...................................       (223,277)        $ 5.38 to $23.75
                                                             ---------          ---------------
    Outstanding at December 31, 1993...................      3,329,834         $ 2.88 to $27.13
    Granted in 1994....................................     1,378,562*         $ 6.50 to $13.38
    Exercised in 1994..................................       (163,456)        $ 2.88 to $11.25
    Canceled in 1994...................................       (970,582)*       $ 6.50 to $27.13
                                                             ---------          ---------------
    Outstanding at December 31, 1994...................      3,574,358         $ 2.88 to $20.50
    Granted in 1995....................................      1,098,510         $ 7.19 to $10.25
    Exercised in 1995..................................       (138,357)        $ 2.88 to $ 9.00
    Canceled in 1995...................................       (840,058)        $ 5.38 to $19.63
                                                             ---------          ---------------
    Outstanding at December 31, 1995...................      3,694,453         $ 2.88 to $20.50
    Granted in 1996....................................      1,510,530         $ 5.00 to $ 8.13
    Exercised in 1996..................................       (292,150)        $ 2.88 to $ 7.63
    Canceled in 1996...................................       (976,297)        $ 2.88 to $20.50
                                                             ---------          ---------------
    Outstanding at September 30, 1996..................      3,936,536         $ 2.88 to $20.00
                                                             =========          ===============

---------------
* Includes 671,727 shares exchanged under the above-mentioned program.

     In 1989 and 1992, the Company issued warrants to purchase a total of 890,000 shares of the Company's common stock at $7.50 per share to PaineWebber R&D Partner II, L.P. as part of a research and development contract. At December 31, 1994 and 1995 and September 30, 1996 warrants for 584,607 shares, 551,940 shares and 546,269 shares, respectively, were outstanding and exercisable under these warrants. On October 25, 1996, the Company also issued warrants to purchase 375,000 of common stock pursuant to the initial placement of 350,000 shares of Class C preferred stock as discussed in more detail at Preferred Stock above.

     Through the Company's 1984 Employee Stock Purchase Plan, eligible employees of the Company may purchase common stock at 85% of the fair market value of the stock at the beginning or end of each offering period (calendar quarter), whichever is lower. Each participant may contribute up to 15% of total compensation toward purchase of shares. Shares have been issued under the plan as follows:

YEAR                    NUMBER OF SHARES     PRICE PER SHARE     AVERAGE PRICE PER SHARE
-----                   ----------------     ----------------    -----------------------
1993                         99,645          $8.71 to $11.37              $9.80
1994                         99,588          $6.80 to $10.09              $8.47
1995                         99,547          $5.31 to $ 8.29              $6.80
1996  (Nine months)          74,822          $4.30 to $ 5.63              $4.87

10.  REVENUE

     International revenue, principally from customers located in East Asia, Australia and Western Europe, was approximately $12,396,000 or 13%, $21,159,000 or 18%, $24,331,000 or 22%, $13,800,000 or 16%, and $12,260,000 or 19% of
revenues in 1993, 1994, 1995, and the nine months ended September 30, 1995 and 1996, respectively. No single customer accounted for greater than 10% of revenues in 1994, 1995 and for the

                         COMPRESSION LABS, INCORPORATED

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND
          1996 AND AT SEPTEMBER 30, 1996 IS UNAUDITED) -- (CONTINUED)

nine months ended September 30, 1995 and 1996. In 1993, sales to two cutomers accounted for 17% and 10% of revenues, respectively.

11.  INCOME TAXES

     As of December 31, 1995, the Company had net operating loss carryforwards for federal income tax purposes of approximately $46,000,000, of which $23,000,000 relates to deductions attributable to the exercise of non-qualified stock options and employees' early disposition of stock acquired through incentive stock options. The future net reduction in taxes otherwise payable arising from such deductions will be credited to additional paid-in capital when realized. As of December 31, 1995, the Company had a federal general business credit carryforward of approximately $2,200,000. The federal net operating loss and tax credit carryforwards expire primarily in the years 1999 through 2010.

     The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities are as follows (in thousands):

                                                                          DECEMBER 31,
                                                                       -------------------
                                                                         1994       1995
                                                                       --------   --------
    Deferred tax assets:
      Accounts receivable, principally due to the allowance for
         doubtful accounts...........................................  $    863   $  4,466
      Inventories, principally due to the allowance for obsolete inventories and additional costs inventoried for tax
         purposes....................................................     1,949      4,672
      Property and equipment, principally due to differences in
         depreciation................................................     3,925      6,683
      Capitalized research and development expenses..................     2,380      3,394
      Accrued expenses, not currently deductible.....................     1,227      9,423
      Deferred revenue...............................................       931        738
      Tax credit carryforwards.......................................     2,708      2,291
      Net operating loss carryforwards...............................    14,486     15,959
      Other..........................................................        20         --
                                                                       --------   --------
                                                                         28,489     47,626
    Less: valuation allowance........................................   (22,250)   (44,441)
                                                                       --------   --------
      Net deferred tax assets........................................     6,239      3,185
                                                                       --------   --------
    Deferred tax liabilities:
      Capitalized software...........................................    (4,121)    (1,279)
      Long-term contract revenue.....................................    (1,218)    (1,906)
                                                                       --------   --------
                                                                         (5,339)    (3,185)
                                                                       --------   --------
      Net deferred tax asset.........................................  $    900   $     --
                                                                       ========   ========

     The valuation allowance for deferred tax assets as of December 31, 1995 was $44,441,000. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the projected future taxable income and tax planning strategies in making the assessment.

                         COMPRESSION LABS, INCORPORATED

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND
          1996 AND AT SEPTEMBER 30, 1996 IS UNAUDITED) -- (CONTINUED)

     Federal tax law imposes significant restrictions on the utilization of net operating loss carryforwards in the event of a shift in ownership of the Company which constitutes an "ownership change," as defined in Internal Revenue Code,
Section 382. The Company's net operating loss and general business credit carryforwards have not been subjected to any potential limitations as a result of these provisions.

12.  SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

     The Company paid no federal income taxes during the years ended December 31, 1993, 1994, 1995 or for the nine months ended September 30, 1996. Interest payments were $846,000, $798,000, $1,142,000, $848,000 and $763,000 for the
years ended December 31, 1993, 1994 and 1995 and the nine months ended September 30, 1995 and 1996, respectively. The Company purchased property and equipment through capital lease obligations totaling $1,817,000, $0, $147,000, $98,000 and $0 for the years ended December 31, 1993, 1994 and 1995 and the nine months ended September 30, 1995 and 1996, respectively.

     In 1994, additional paid-in capital increased $13,758,000 from the conversion of 14,900 shares of Series B convertible preferred stock into 1,434,900 shares of the Company's common stock. See Note 9 of Notes to Consolidated Financial Statements.

13.  SUBSEQUENT EVENT

     The Company on November 19, 1996, entered into a settlement agreement with CIT and FLI whereby the Company has agreed to pay CIT a minimum of $1,800,000 together with interest at 8.44% (in 41 monthly installments of $50,000) plus up to an additional $1,629,921 depending on amounts recovered from OSUERF and Southwestern Bell Telephone Company in a related action. The Company has received settlement offers from OSUERF and Southwestern Bell Telephone Company and is in continuing negotiations to finalize a settlement. In no event would the Company be required to pay additional amounts if the amount recovered from OSUERF and Southwestern Bell Telephone Company does not exceed $1,800,000.

------------------------------------------------------
------------------------------------------------------

  NO DEALER, SALES REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SELLING STOCKHOLDER OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES, OR AN OFFER TO, OR A SOLICITATION OF, ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------
                               TABLE OF CONTENTS

                                         Page
Prospectus Summary....................      2
Risk Factors..........................      5
Use Of Proceeds.......................     10
Dividend Policy.......................     10
Selected Financial Data...............     11
Management's Discussion And Analysis
  Of Financial Condition And Results
  Of Operations.......................     12
Business..............................     17
Management............................     29
Principal and Selling
  Securityholders.....................     36
Plan of Distribution..................     38
Description Of Capital Stock..........     39
Legal Matters.........................     41
Experts...............................     41
No Salesperson........................     42
Available Information.................     42
Index To Financial Statements.........    F-1
---------------------------------------------
---------------------------------------------

------------------------------------------------------
------------------------------------------------------
                                2,799,242 SHARES

                               COMPRESSION LABS,
                                  INCORPORATED

                                  COMMON STOCK

                            ------------------------
                                   PROSPECTUS
                               December   , 1996

                            ------------------------

------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the Registrant in connection with the sale of the Common Stock being registered. All the amounts shown are estimates except for the registration fee.

        SEC registration fee..............................................  $  3,658
        Nasdaq listing fee................................................    17,500
        Legal fees and expenses...........................................    35,000
        Accounting fees and expenses......................................    20,000
        Printing and Engraving fees.......................................    13,750
        Miscellaneous.....................................................    10,092
                                                                            --------
                  TOTAL...................................................  $100,000
                                                                            ========

ITEM 14. INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Under Section 145 of the Delaware General Corporation Law the Company has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act. The Company's By-laws provide that the Company will indemnify its directors and executive officers and may indemnify other officers to the full extent permitted by law. The Company believes that indemnification under its By-laws covers at least negligence and gross negligence by directors and officers, and requires the Company to advance litigation expenses in the case of stockholder derivative actions or other actions, against an undertaking by the officer or director to repay such advances if it is ultimately determined that the director or officer is not entitled to indemnification. The By-laws further provide that rights conferred under such By-laws shall not be deemed to be exclusive of any other right such persons may have or acquire under any statute, provision of any Restated Certificate of Incorporation, By-law, agreement, vote of stockholders, disinterested directors or otherwise.

     In addition, the Company's Restated Certificate of Incorporation provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of the directors' fiduciary duty of care to the Company and its stockholders. This provision in the Restated Certificate of Incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

     The Company has entered into indemnification contracts with certain of its directors and executive officers. The Company currently has a liability insurance policy which insures directors and officers of the Company in certain circumstances. The policy also insures the Company against losses as to which its directors and officers are entitled to indemnification.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     Since November 25, 1993, the Registrant has sold and issued the following unregistered securities to the following persons on the dates indicated:

One accredited investor........    05/05/94     147,929 shares of Common Stock           $1,973,000
Four accredited investors......    10/24/96     350,000 shares of Series C               $7,000,000
                                                Convertible Preferred Stock and
                                                Warrants to purchase 375,000 shares
                                                of Common Stock

     The sales and issuances of securities described above were deemed to be exempt from registration under the Securities Act by virtue of Section 4(2) of the Securities Act.

     Appropriate legends are affixed to the stock and warrant certificates issued in the aforementioned transactions. Similar legends were imposed in connection with any subsequent sales of any such securities so long as appropriate. All recipients either received adequate information about the Registrant or had access, through employment or other relationships, to such information.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (A) EXHIBITS

EXHIBIT
NUMBER                                      DESCRIPTION
------   ----------------------------------------------------------------------------------
  3.1    Restated Certificate of Incorporation of Registrant, as amended.(1)
  3.2    Bylaws, as amended.(2)
  4.1    Warrant, dated as of December 19, 1989, between the Company and PaineWebber R&D
         Partners, II, L.P.(3)
  4.2    Amendment No. 1 to Warrant, dated as of October 16, 1992, between the Company and
         PaineWebber R&D Partners II, L.P.(3)
  4.3    Form of Warrant Certificate.(3)
  4.4    Form of Common Stock Certificate.(3)
  4.5    Certificate of Determination of Preferences of Series A Junior Participating
         Preferred Stock.(11)
  4.6    Form of Side Letter Agreement.***
  4.7    Registration Rights Agreement dated October 24, 1996 among the Company, Infinity
         Investors, Ltd. and Seacrest Capital Limited.(4)
  4.8    Certificate of Designation of Series C Convertible Preferred Stock.(4)
  5.1    Opinion of counsel as to the legality of the securities being registered.***
 10.1    1980 Stock Option Plan, as amended (the ISO Plan).(5)
 10.2    Revised forms of Incentive Stock Option and Early Exercise Stock Purchase
         Agreement used in connection with the issuance and exercise of options under the
         ISO Plan.(6)
 10.3    1984 Employee Stock Purchase Plan, as amended (the 1984 Purchase Plan).(5)
 10.4    Form of Offering and Participation and Payroll Deduction Agreement used in connection with the purchase of Common Stock under the 1984 Purchase Plan.(7)
 10.5    1984 Supplemental Stock Option Plan, as amended (the Supplemental Plan).(5)
 10.6    Form of Supplemental Stock Option Plan and Early Exercise Stock Purchase agreement used in connection with the issuance and exercise of options under the
         Supplemental Plan.(6)
 10.7    Lease Agreement, dated as of January 16, 1987, covering the Company's principal executive offices and manufacturing facility.(2)
 10.8    Sublease Agreement, dated December 6, 1990, covering the Company's additional principal executive offices.(8)
10.10    Perquisite Plan.(9)
10.11    Amended and Restated 1992 Non-Employee Directors' Stock Option Plan (the
         Directors' Plan) and Form of Grant used in connection therewith.(5)
10.12    Lease Agreement, dated March 31, 1992, between MLH Income Realty Partnership III,
         Lessor, and Compression Labs, Incorporated, Lessee, covering the Company's principal manufacturing facility.(10)

EXHIBIT
NUMBER                                      DESCRIPTION
------   ----------------------------------------------------------------------------------
10.13    First Amendment to Lease, dated December 14, 1994, between MLH Income Realty
         Partnership III, Lessor, and Compression Labs, Incorporated, Lessee, covering the
         Company's principal manufacturing facility.(5)
10.14    Amended and Restated Rights Agreement between the Company and First National Bank of Boston dated January 29, 1993.(11)
10.15    Investment Agreement by and between Compression Labs, Incorporated and Fletcher
         Asset Management, Inc., dated as of June 16, 1995.(5)
10.16    Loan and Security Agreement, entered into as of August 21, 1995, by and between
         Compression Labs, Incorporated and BankAmerica Business Credit, Inc.(12)
10.17    Consulting and Separation Agreement with John E. Tyson dated February 16,
         1996.(13)
10.18    Consulting and Separation Agreement with Robert Silver dated November 29,
         1995.(13)
10.19    Waiver and First Amendment to Credit Agreement, entered into as of April 11, 1996, by and between Compression Labs, Incorporated and BankAmerica Business Credit,
         Inc.(13)
10.20    Waiver and Second Amendment to Credit Agreement, entered into as of May 17, 1996, by and between Compression Labs, Incorporated and BankAmerica Business Credit,
         Inc.(14)
10.21    Termination Agreement, dated June 4, 1996, between Compression Labs, Incorporated and BankAmerica Business Credit, Inc.(15)
10.22    Loan and Security Agreement between the Company and Greyrock Business Credit, a
         Nations Bank Company.(15)
10.23    Asset Purchase Agreement between the Company and Charger Industries, Inc. dated
         June 7, 1996.(16)
10.24    Second Amendment to Amended Lease, dated June 20, 1996, by and between The
         Equitable Life Assurance Society of the United States and Compression Labls,
         Incorporated.
10.25    Sublease Agreement, dated June 24, 1996, between Compression Labs, Inc. and
         Charger Industries, Inc.***
10.26    Employment Agreement with T. Gary Trimm dated July 17, 1996.
10.27    Employment Agreement with Larry L. Enterline dated July 17, 1996.
10.28    Convertible Preferred Stock Purchase Agreement dated October 24, 1996 among the
         Company, Infinity Investors, Ltd. and Seacrest Capital Limited.(4)
         First Amendment to Lease, dated September 3, 1996, by and between AMB Western
         Properties Fund-I, and Compression Labs, Incorporated.***
 11.1    Statement recomputation of Net Income (Loss) Per Share. Reference is made to Page
         II-7.
 21.1    Subsidiaries of the Company.(9)
 23.1    Independent Auditors' Report on Schedule and Consent. Reference is made to Page
         II-8.
 23.2    Consent of counsel. Reference is made to Exhibit 5.1.***
 24.1    Power of Attorney. Reference is made to Page II-6.
 27.1    Financial Data Schedules for Compression Labs, Incorporated for the Quarter Ending
         September 30, 1996.(17)

---------------

*** To be filed by amendment.

 (1) Filed as an exhibit to a Registration Statement on Form S-8 filed on November 29, 1989 (Registration No. 33-32366) and incorporated herein by reference.

 (2) Filed as an exhibit to an Annual Report on Form 10-K filed on April 14, 1988 (Commission File No. 0-13218) and incorporated herein by reference.

 (3) Filed as an exhibit to a Registration Statement on Form S-3 filed on April 5, 1993 and incorporated herein by reference.

 (4) Filed as an exhibit to a Current Report on Form 8-K filed on November 1, 1996 (Commission File No. 0-13218) and incorporated herein by reference.

 (5) Filed as an exhibit to an Annual Report on Form 10-K filed for the year ended December 31, 1994 (Commission File No. 0-13218) and incorporated herein by reference.

 (6) Filed as an exhibit to a Registration Statement on Form S-8 filed June 6, 1994 (file No. 33-79790) and incorporated herein by reference.

 (7) Filed as an exhibit to a Registration Statement on Form S-8 filed on March 29, 1985 (Registration No. 2-9628) and incorporated herein by reference.

 (8) Filed as an exhibit to an Annual Report on Form 10-K filed for the year ended December 31, 1990 (Commission File No. 0-13218) and incorporated herein by reference.

 (9) Filed as an exhibit to a Registration Statement on Form S-1 filed on July 10, 1986 (Registration No. 33-7128) or Amendment No. 1 to such Registration Statement filed on July 24, 1986 and incorporated herein by reference.

(10) Filed as an exhibit to an Annual Report on Form 10-K filed for the year ended December 31, 1992 (Commission File No. 0-13218) and incorporated herein by reference.

(11) Filed as an exhibit to a Current Report on Form 8-K filed on February 1, 1993 (Commission File No. 0-13218) and incorporated herein by reference.

(12) Filed as an exhibit to a quarterly report on Form 10-Q for the quarterly period ended September 30, 1995 (Commission File No. 0-13218) and incorporated herein by reference.

(13) Filed as an exhibit to an Annual Report on Form 10-K filed for the year ended December 31, 1995 (Commission File No. 0-13218) and incorporated herein by reference.

(14) Filed as an exhibit to a Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1996 (Commission File No. 0-13218) and incorporated herein by reference.

(15) Filed as an exhibit to a Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1996 (Commission File No. 0-13218) and incorporated herein by reference.

(16) Filed as an exhibit to a Current Report on Form 8-K filed on June 14, 1996 (Commission File No. 0-13218) and incorporated herein be reference.

(17) Filed as an exhibit to a Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1996 (Commission File No. 0-13218) and incorporated herein by reference.

(B) FINANCIAL STATEMENT SCHEDULES

     Schedule II -- Valuation and Qualifying Accounts. Reference is made to Page II-9.

ITEM 17. UNDERTAKINGS

(A) RULE 415 OFFERING

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such posteffective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(h) ACCELERATION OF EFFECTIVENESS

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(i) REGISTRATION STATEMENT PERMITTED BY RULE 430A

     The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF SAN JOSE, STATE OF CALIFORNIA, ON NOVEMBER 25, 1996.

                                          COMPRESSION LABS, INCORPORATED

                                          By       /s/  T. GARY TRIMM

                                            ------------------------------------
                                                      (T. Gary Trimm)
                                                       President and
                                                  Chief Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints T. Gary Trimm, Michael E. Seifert and Glen R. Jones, and each or either of them, his true and lawful attorneys-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

                   SIGNATURE                                TITLE                    DATE
-----------------------------------------------   -------------------------   ------------------
                    /s/  T. GARY TRIMM            President, Chief             November 25, 1996
-----------------------------------------------     Executive Officer and
                (T. Gary Trimm)                     Director (Principal
                                                    Executive and Financial
                                                    Officer)
                /s/  MICHAEL E. SEIFERT           Vice President and Chief     November 25, 1996
-----------------------------------------------     Accounting Officer
             (Michael E. Seifert)                   (Principal Accounting
                                                    Officer)
               /s/  ARTHUR G. ANDERSON            Director                     November 25, 1996
-----------------------------------------------
             (Arthur G. Anderson)
                  /s/  ROBERT J. CASALE           Director                     November 25, 1996
-----------------------------------------------
              (Robert J. Casale)
                 /s/  ROBERT B. LIEPOLD           Director                     November 25, 1996
-----------------------------------------------
              (Robert B. Liepold)
                 /s/  DAVID A. WEGMANN            Director                     November 25, 1996
-----------------------------------------------
              (David A. Wegmann)

                                                                    EXHIBIT 11.1

                         COMPRESSION LABS, INCORPORATED

                       STATEMENT REGARDING COMPUTATION OF
                          NET INCOME (LOSS) PER SHARE
                                 (IN THOUSANDS)

                                                              YEAR ENDED
                                                               DECEMBER           NINE MONTHS
                                                                  31,         ENDED SEPTEMBER 30,
                                                                 1995          1995        1996
                                                              -----------     -------     -------
Net income (loss) from continuing operations................   $ (21,040)     $(3,555)    $(7,540)
Weighted average of common stock outstanding................      15,304       15,191      15,616
                                                              -----------     -------     -------
Shares used in per share computation........................      15,304       15,191      15,616
                                                              -----------     -------     -------
Net income (loss) per share from continuing operations......   $   (1.37)     $ (0.23)    $ (0.48)
                                                               =========      =======     =======
Net income (loss) from discontinued operations..............   $ (36,542)     $ 1,374     $    --
Weighted Average of common stock outstanding................      15,304       15,191      15,616
                                                              -----------     -------     -------
Shares used in per share computation........................      15,304       15,191      15,616
                                                              -----------     -------     -------
Net income (loss) per share from discontinued operations....   $   (2.39)     $  0.09     $    --
                                                               =========      =======     =======
Net income (loss) per share from continuing operations......   $   (1.37      $ (0.23)    $ (0.48)
Net income (loss) per share from discontinued operations....       (2.39)        0.09          --
                                                              -----------     -------     -------
Net income (loss) per share.................................   $   (3.76)     $ (0.14)    $ (0.48)
                                                               =========      =======     =======

                                                                    EXHIBIT 23.1

              INDEPENDENT AUDITORS' REPORT ON SCHEDULE AND CONSENT

The Stockholders and Board of Directors
Compression Labs, Incorporated:

     The audits referred to in our report dated March 13, 1996, included the related financial statement schedule as of December 31, 1995 and for each of the years in the three year period ended December 31, 1995, included in the registration statement. The financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statement schedule based on our audits. In our opinion the financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

     We consent to the use of our reports included herein and to the reference to our firm under the headings "Selected Financial Data" and "Experts" in the prospectus.

/s/ KPMG Peat Marwick LLP
    San Jose, California
    November 25, 1996

                                                                     SCHEDULE II

                         COMPRESSION LABS, INCORPORATED

                       VALUATION AND QUALIFYING ACCOUNTS
               FOR THE YEARS ENDED DECEMBER 31, 1995, 1994, 1993
                                 (IN THOUSANDS)

                                                                    ADDITIONS
                                                      BALANCE AT    CHARGED TO                   BALANCE
                                                     BEGINNING OF   COSTS AND                   AT END OF
                                                        PERIOD       EXPENSES    DEDUCTIONS      PERIOD
                                                     ------------   ----------   ----------     ---------
Year ended December 31, 1995:
  Deducted from asset accounts --
     Allowance for doubful accounts................     $1,992       $ 11,349     $ (3,313)(1)   $10,028
  Product warranty liability.......................     $  881       $  2,487     $ (2,793)(2)   $   575
  Product upgrades.................................     $   97       $     60     $    (97)(3)   $    60
Year ended December 31, 1994:
  Deducted from asset accounts --
     Allowance for doubful accounts................     $1,358       $    841     $   (207)(1)   $ 1,992
  Product warranty liability.......................     $  880       $  2,696     $ (2,695)(2)   $   881
  Product upgrades.................................     $  333       $    324     $   (560)(3)   $    97
Year ended December 31, 1993:
  Deducted from asset accounts --
     Allowance for doubtful accounts...............     $1,018       $    387     $    (47)(1)   $ 1,358
  Product warranty liability.......................     $  570       $  1,598     $ (1,288)(2)   $   880
  Product upgrades.................................     $1,335       $     --     $ (1,002)(3)   $   333

---------------

(1) Uncollectable accounts written off during the year.
(2) Costs incurred for warranty repairs during the year.
(3) Charges incurred for options and additional software features owed to customers.

                               INDEX TO EXHIBITS

EXHIBIT
NUMBER                                      DESCRIPTION
------   ----------------------------------------------------------------------------------
  3.1    Restated Certificate of Incorporation of Registrant, as amended. (1)
  3.2    Bylaws, as amended. (2)
  4.1    Warrant, dated as of December 19, 1989, between the Company and PaineWebber R&D
         Partners, II, L.P. (3)
  4.2    Amendment No. 1 to Warrant, dated as of October 16, 1992, between the Company and
         PaineWebber R&D Partners II, L.P. (3)
  4.3    Form of Warrant Certificate. (3)
  4.4    Form of Common Stock Certificate. (3)
  4.5    Certificate of Determination of Preferences of Series A Junior Participating
         Preferred Stock. (11)
  4.6    Form of Side Letter Agreement.***
  4.7    Registration Rights Agreement dated October 24, 1996 among the Company, Infinity
         Investors, Ltd. and Seacrest Capital Limited. (4)
  4.8    Certificate of Designation of Series C Convertible Preferred Stock. (4)
  5.1    Opinion of counsel as to the legality of the securities being registered.****
 10.1    1980 Stock Option Plan, as amended (the ISO Plan). (5)
 10.2    Revised forms of Incentive Stock Option and Early Exercise Stock Purchase
         Agreement used in connection with the issuance and exercise of options under the
         ISO Plan. (6)
 10.3    1984 Employee Stock Purchase Plan, as amended (the 1984 Purchase Plan). (5)
 10.4    Form of Offering and Participation and Payroll Deduction Agreement used in connection with the purchase of Common Stock under the 1984 Purchase Plan. (7)
 10.5    1984 Supplemental Stock Option Plan, as amended (the Supplemental Plan). (5)
 10.6    Form of Supplemental Stock Option Plan and Early Exercise Stock Purchase agreement used in connection with the issuance and exercise of options under the
         Supplemental Plan. (6)
 10.7    Lease Agreement, dated as of January 16, 1987, covering the Company's principal executive offices and manufacturing facility. (2)
 10.8    Sublease Agreement, dated December 6, 1990, covering the Company's additional principal executive offices. (8)
10.10    Perquisite Plan. (9)
10.11    Amended and Restated 1992 Non-Employee Directors' Stock Option Plan (the
         Directors' Plan) and Form of Grant used in connection therewith. (5)
10.12    Lease Agreement, dated March 31, 1992, between MLH Income Realty Partnership III,
         Lessor, and Compression Labs, Incorporated, Lessee, covering the Company's principal manufacturing facility. (10)
10.13    First Amendment to Lease, dated December 14, 1994, between MLH Income Realty
         Partnership III, Lessor, and Compression Labs, Incorporated, Lessee, covering the
         Company's principal manufacturing facility. (5)
10.14    Amended and Restated Rights Agreement between the Company and First National Bank of Boston dated January 29, 1993. (11)
10.15    Investment Agreement by and between Compression Labs, Incorporated and Fletcher
         Asset Management, Inc., dated as of June 16, 1995. (5)
10.16    Loan and Security Agreement, entered into as of August 21, 1995, by and between
         Compression Labs, Incorporated and BankAmerica Business Credit, Inc. (12)
10.17    Consulting and Separation Agreement with John E. Tyson dated February 16, 1996.
         (13)
10.18    Consulting and Separation Agreement with Robert Silver dated November 29, 1995.
         (13)
10.19    Waiver and First Amendment to Credit Agreement, entered into as of April 11, 1996, by and between Compression Labs, Incorporated and BankAmerica Business Credit,
         Inc. (13)
10.20    Waiver and Second Amendment to Credit Agreement, entered into as of May 17, 1996, by and between Compression Labs, Incorporated and BankAmerica Business Credit,
         Inc. (14)
10.21    Termination Agreement, dated June 4, 1996, between Compression Labs, Incorporated and BankAmerica Business Credit, Inc. (15)
10.22    Loan and Security Agreement between the Company and Greyrock Business Credit, a
         Nations Bank Company. (15)
10.23    Asset Purchase Agreement between the Company and Charger Industries, Inc. dated
         June 7, 1996. (16)

EXHIBIT
NUMBER                                      DESCRIPTION
         ----------------------------------------------------------------------------------
10.24    Second Amendment to Amended Lease, dated June 20, 1996, by and between The
         Equitable Life Assurance Society of the United States and Compression Labs,
         Incorporated.
10.25    Sublease Agreement, dated June 24, 1996, between Compression Labs, Inc. and
         Charger Industries, Inc.****
10.26    Employment Agreement with T. Gary Trimm dated July 17, 1996.
10.27    Employment Agreement with Larry L. Enterline dated July 17, 1996.
10.28    Convertible Preferred Stock Purchase Agreement dated October 24, 1996 among the
         Company, Infinity Investors, Ltd. and Seacrest Capital Limited. (4)
10.29    First Amendment to Lease, dated September 3, 1996, by and between AMB Western
         Properties Fund-I, and Compression Labs, Incorporated.****
 11.1    Statement recomputation of Net Income (Loss) Per Share. Reference is made to II-7.
 21.1    Subsidiaries of the Company. (9)
 23.1    Independent Auditors' Report on Schedule and Consent. Reference is made to Page
         II-8.
 23.2    Consent of counsel. Reference is made to Exhibit 5.1.***
 24.1    Power of Attorney. Reference is made to Page II-6.
 27.1    Financial Data Schedules for Compression Labs, Incorporated for the Quarter Ending
         September 30, 1996.(17)

---------------

**** To be filed by amendment.

(1) Filed as an exhibit to a Registration Statement on Form S-8 filed on November 29, 1989 (Registration No. 33-32366) and incorporated herein by reference.

(2) Filed as an exhibit to an Annual Report on Form 10-K filed on April 14, 1988 (Commission File No. 0-13218) and incorporated herein by reference.

(3) Filed as an exhibit to a Registration Statement on Form S-3 filed on April 5, 1993 and incorporated herein by reference.

(4) Filed as an exhibit to a Current Report on Form 8-K filed on November 1, 1996 (Commission File No. 0-13218) and incorporated herein by reference.

(5) Filed as an exhibit to an Annual Report on Form 10-K filed for the year ended December 31, 1994 (Commission File No. 0-13218) and incorporated herein by reference.

(6) Filed as an exhibit to a Registration Statement on Form S-8 filed June 6, 1994 (file No. 33-79790) and incorporated herein by reference.

(7) Filed as an exhibit to a Registration Statement on Form S-8 filed on March 29, 1985 (Registration No. 2-9628) and incorporated herein by reference.

(8) Filed as an exhibit to an Annual Report on Form 10-K filed for the year ended December 31, 1990 (Commission File No. 0-13218) and incorporated herein by reference.

(9) Filed as an exhibit to a Registration Statement on Form S-1 filed on July 10, 1986 (Registration No. 337128) or Amendment No. 1 to such Registration Statement filed on July 24, 1986 and incorporated herein by reference.

(10) Filed as an exhibit to an Annual Report on Form 10-K filed for the year ended December 31, 1992 (Commission File No. 0-13218) and incorporated herein by reference.

(11) Filed as an exhibit to a Current Report on Form 8-K filed on February 1, 1993 (Commission File No. 0-13218) and incorporated herein by reference.

(12) Filed as an exhibit to a quarterly report on Form 10-Q for the quarterly period ended September 30, 1995 (Commission File No. 0-13218) and incorporated herein by reference.

(13) Filed as an exhibit to an Annual Report on Form 10-K filed for the year ended December 31, 1995 (Commission File No. 0-13218) and incorporated herein by reference.

(14) Filed as an exhibit to a Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1996 (Commission File No. 0-13218) and incorporated herein by reference.

(15) Filed as an exhibit to a Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1996 (Commission File No. 0-13218) and incorporated herein by reference.

(16) Filed as an exhibit to a Current Report on Form 8-K filed on June 14, 1996 (Commission File No. 0-13218) and incorporated herein by reference.

(17) Filed as an exhibit to a Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1996 (Commission File No. 0-13218) and incorporated herein by reference.